As filed with the Securities and Exchange Commission on February __, 2013	Registration Statement No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sionix Corporation

(Exact name of registrant as specified in its charter)

Nevada	3580	87-0428526
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

914 Westwood Blvd., Box 801
Los Angeles, California 90024
(704) 971-8400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth Calligar
Interim Chief Executive Officer
Sionix Corporation
914 Westwood Blvd., Box 801
Los Angeles, California 90024
(704) 971-8400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq.
RICHARDSON & PATEL LLP
405 Lexington Avenue, 49th Floor
New York, New York
10174

Tel: (212) 561-5559
Fax: (917) 591-6898

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Common stock, $0.001 par value per share, underlying 8% convertible notes	10,164,706	$0.021	$213,459	$29.12

Common stock, $0.001 par value per share, underlying 10% convertible notes	63,375,000	$0.02	$1,267,500	$172.89

Common stock, $0.001 par value per share, underlying warrants	25,812,500	$0.08	$2,065,000	$281.67

TOTAL	99,352,206		$3,545,959	$483.68

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on $0.02, the average of the bid and ask prices of the registrant’s common stock on February 1, 2013.

(3)	Calculated in accordance with Rule 457(g) of the Securities Act of 1933

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is

Subject to Completion, dated ________, 2013
______________________________________________

PROSPECTUS

SIONIX CORPORATION

99,352,206 Shares of Common Stock
______________________________________________

This prospectus covers the resale by the selling security holders named on page 40 of up to 99,352,206 shares of our common stock which include:

●	10,164,706 shares of common stock issued as a result of the conversion of our 8% convertible notes;
●	58,250,000 shares of common stock underlying 10% convertible notes;
●	5,125,000 shares of common stock underlying 10% convertible notes related to the penalty for filing this Form S-1 late; and
●	25,812,500 shares of common stock underlying common stock purchase warrants.
Our common stock is quoted by the Over-the-Counter Bulletin Board under the symbol “SINX.”  On February 1, 2013, the closing price per share of our common stock was $0.02.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus in making any investment decision relating to our securities. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

The date of this prospectus is _______, 2013

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We obtained industry and market data used throughout this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

Prospectus Summary

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus. References to “we,” “our,” “us,” the “Company,” the “registrant,” or “Sionix” refer to Sionix Corporation, a Nevada corporation.

About Our Business

Business Overview

Sionix designs, develops, markets and sells cost-effective water management and treatment solutions intended for use in the oil and gas, agriculture, industrial, disaster relief, and municipal (both potable and wastewater) markets. The Company’s Mobile Water Treatment System (“MWTS”) contains a Dissolved Air Floatation (“DAF”) system with patented technology that management estimates removes more than 99% of the organic, and most inorganic, particles in water.  Historically, DAF systems created bubbles that were 50+ microns in size, which were unable to remove all contaminants due to their size. The Sionix MWTS utilizes and refines DAF technology to provide a pre-treatment process using ambient oxygen and minimal chemical flocculent aids that we believe is efficient and cost-effective. The patented Sionix technology makes micro-bubbles which allow a greater percentage of contaminants to be captured, floated to the surface and skimmed off, without harmful chemicals. The Company’s MWTS is mobile and modular such that it can be transported easily to address a wide range of water treatment markets and can meet customers’ needs for new systems or to replace or integrate with existing filtration technologies.

Industry Overview

The water treatment recycling and reuse industry is highly fragmented, consisting of many companies involved in various operational capacities, including companies that design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications. Demand for water treatment and purification has continued to grow due to economic expansion, population growth, scarcity of usable water, concerns about water quality and regulatory requirements.

Many believe the world is facing a global crisis - in both supply and quality. Water is a natural resource that has a limited supply and no true substitute, and yet only a very small percentage of the earth’s water is available for human consumption. Demand for water resources is compounded by a growing and developing world population, Third World urbanization, and increasing water usage in industries such as oil and gas, agriculture and food processing. It has been reported in a television broadcast by CNBC titled “Liquid Assets: The Big Business of Water,” aired originally in 2010, that by 2025, 48 countries will be without sufficient water to meet basic requirements. We believe the lack of water resources is directly linked to inadequate water management strategies on the part of governments, businesses, consumers and private individuals. We expect global water issues will continue to drive both domestic and international demand for water treatment and recycling.

Our Solution – Sionix MWTS

The Sionix MWTS is a self-contained, mobile, customizable water treatment system or pre-treatment process that uses ordinary air, with minimal chemical flocculent aids.  We believe that the MWTS is a cost-effective solution for a wide range of applications, including even the smallest water utilities or commercial applications.  Our mobile treatment system technology enables water recycling and purification for oil and gas, agriculture, disaster relief, municipalities and other applications.

The Sionix MWTS employs our patented DAF process and technology. The MWTS improves the efficiency of the standard DAF process by removing what management estimates as more than 99% of the organic, and most inorganic, particles in water. Generally, DAF systems create bubbles that are 50+ microns in size, which are unable to remove certain contaminants due to their size. The patented Sionix technology makes micro-bubbles which allow a much greater percentage of contaminants to be captured, floated to the surface and skimmed off, reducing or eliminating the use of potentially harmful chemicals. We believe the primary benefits of the Sionix MWTS include:

●
Decreased Costs.  The Sionix MWTS reduces costs associated with chemical treatments, energy usage, and day-to-day operations.  Daily operations can be run with minimal staff or even remotely, via electronic communications networks.

●
Customizable Solution. Each MWTS is completely modular and can either be used to replace, or integrate with, existing filtration and treatment technology.  The equipment can be sized for almost any job as well as a wide range of influent water chemistry and desired effluent.

●
Small, Mobile Footprint.  Our MWTS units occupy a much smaller footprint than other types of water treatment facilities, ranging from 3,000 to 5,000 sq. ft. depending on the type of unit, are modular, self-contained and portable. The entire MWTS is built into one or more forty-foot ISO standard transportable containers. Portability and flexible positioning is important to many industries.

●
Rapid Deployment.  The Sionix product offers rapid deployment, with a 48-72 hour installation timeframe and four to six weeks for full commissioning. Should catastrophic damage be incurred, a replacement unit may be installed within a few days rather than many months or years as with in-ground systems.

●	Regulatory Compliance. Our MWTS, by virtue of minimizing dangerous pathogens, also minimizes the necessity of using potentially cancer-causing disinfection products.
Growth Strategy

Our objective is to be a leading provider of patented water treatment technologies and services that can be used by our customers for water management and treatment solutions in multiple end markets.  Our solutions are designed to make it more cost-effective for our customers to quickly deploy water treatment technologies.  The principal elements of our strategy are to:

●
Focus our sales efforts in the oil and gas markets where our technology and solutions can offer an immediate return on investment for our customers and also address their needs to be environmentally conscious.

✓	The Williston Basin
✓	The Marcellus Shale
✓	Other Shale Formations – domestic and international;

●	Expand domestic and international sales force with individuals who possess industry and application specific experience and relationships;

●	Build relationships with engineering, procurement and construction (“EPC”) and other water treatment consulting companies that can serve as an indirect sales channel;

●	Grow revenue through flexible business model, to include sales and leasing of water treatment equipment and contracted treatment services;

●	Expand domestic and international partnerships with companies that have extensive experience and relationships in the water treatment market; and

●	Continue to invest in research and development activities and expand our patent portfolio.

Addressable Markets

In the United States, we plan to target the established base of small to medium water systems, as well as industrial users (such as the oil and gas industry, agriculture and food producers, and pharmaceuticals) and disaster relief agencies with a need for a clean and consistent water supply. Our initial focus in domestic markets will be on oil and gas, as well as various industrial and agricultural markets.

Outside the United States, we plan to market principally to local water systems, commercial developers, and international relief organizations. The international market for water recycling, reuse and treatment includes a broad array of commercial, industrial, agricultural, municipal and disaster relief applications. According to industry data, it is estimated that 1.1 billion people in the world do not have safe drinking water. There is significant market potential in Asian, African, and Latin American countries, where there is a severe lack of supply of clean and safe water for drinking and personal use.

Strategic Partners

In March, 2010 we announced our strategic alliance agreement with Pacific Advanced Civil Engineering, Inc. (PACE), an advanced water engineering firm headquartered in Fountain Valley, California. PACE has over 35 years of experience in all phases of water remediation, large and small, including storm water management, river engineering, floodplain mapping, watershed analysis and planning, GIS water resource applications, water quality assessment, water and wastewater treatment, potable water storage and distribution, and lake systems. Under this agreement, PACE has provided periodic engineering oversight of our MWTS and the units included in them.

Pursuant to our arrangement, PACE is to receive a fee of 3% of the from the revenue earned from the sale of a MWTS for services provided on a per customer basis, to the extent that services are provided by PACE.  Should we require additional services from PACE, the services will be charged either on a per-hour or fixed-price basis.

We anticipate expanding this type of relationship with other firms who have industry or geographic expertise or relationships.  We believe this will help us to validate the efficacy of our technology.  We also believe that these relationships expose us to a potentially broader range of application opportunities and types of customers.

Risks Related to Our Business

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors”, which begins on page 6 of this prospectus.

Information Regarding our Capitalization

As of January 31, 2013, we had 415,368,608 shares of common stock issued and outstanding.  This amount excludes the following securities that were outstanding as of September 30, 2012:

●
$750,000 in principal amount of 12% Convertible Promissory Notes originally issued on July 28, 2008 and amended as of July 28, 2009 to include accrued interest as of that date for a new principal amount of $865,938, which have not yet been converted into shares of our common stock; based on an estimated conversion price of $0.06 per share, the principal amount of these notes and accrued interest of approximately $309,717 as of September 30, 2012 would be convertible into 19,594,254 shares of our common stock.

●
$100,000 in principal amount of 10% Convertible Promissory Notes issued on January 25, 2013; based on an estimated conversion price of $0.02 per share, the principal amount of these notes as of January 31, 2012 would be convertible into 5,000,000 shares of our common stock.

●
$40,000 in principal amount of 10% Convertible Promissory Notes issued on January 16, 2013; based on an estimated conversion price of $0.02 per share, the principal amount of these notes as of January 31, 2012 would be convertible into 2,000,000 shares of our common stock.

●
$300,000 in principal amount of 12% Secured Promissory Notes originally issued on November 8, 2011 having matured on July 31, 2012. Sionix was required to redeem the debenture on the maturity date at a redemption premium of 7.5%.  We are retiring the amounts owed by issuing shares of our common stock which are subsequently sold by the note holder, and the proceeds are used to pay down the balance due under this obligation.

●
$170,000 in principal amount of our 8% Convertible Promissory Notes issued from April 28, 2010 to August 24, 2012. As of September 30, 2012, $530,000 in principal amount has been converted into 19,414,808 shares of our common stock. The conversion price of the remaining notes that are outstanding is based on the market value at the time of conversion. Based on an estimated $0.02 per share market value, the principal amount of these notes and accrued interest as of September 30, 2012 would be convertible into approximately an additional 8.5 million shares of our common stock. The actual amount of shares issued in full satisfaction of this obligation could vary.

●
$400,000 in principal amount borrowed through a series of four, 6% Convertible Redeemable Notes originally issued on November 23, 2011 and maturing on November 23, 2012. The conversion price for each share of common stock is equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share. As of September 30, 2012 we issued 13,203,492 shares of common stock to retire $397,490 in principal amount of the notes.  Based on an estimated $0.02 per share market value, the principal amount of these notes and accrued interest as of September 30, 2012 would be convertible into approximately an additional 11 million shares of our common stock. The actual amount of shares issued in full satisfaction of this obligation could vary.

●
$15,000 in principal amount of 10% Convertible Promissory Notes originally issued January 14, 2010, which have not yet been converted into shares of our common stock. The conversion price of the notes is $0.15 per share. Based on the outstanding principal amount and accrued interest as of September 30, 2012, the notes would be convertible into approximately 369,350 shares of our common stock.

●
$1,025,000 in principal amount of 10% Convertible Promissory Notes issued on September 25, 2012, which have not yet been converted into shares of our common stock.  The notes are convertible at any time at the option of the holders into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04, and may not be lower than $0.02 per share.  Based on the outstanding principal amount of these notes and assuming that interest accrued through June 25, 2013, the due date, the notes would be convertible into approximately 23,125,000 shares of our common stock at a conversion price of $0.04 a share and 51,250,000 shares of our common stock at a conversion price of $0.02 a share.  The notes were issued together with warrants for the purchase of 23,125,000 shares of our common stock.

●	Warrants for the purchase of up to 114,460,085 shares of common stock at a weighted average exercise price of $0.121 per share.
●	Options for the purchase of up to 43,716,316 shares of common stock at a weighted average exercise price of $0.119 per share.
Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock or the conversion of convertible promissory notes.

Securities to be Registered

This prospectus relates to the resale of up to 99,352,206 shares of common stock underlying convertible notes and warrants issued in connection with a recent financing completed by the Company and described below.

8% Convertible Debentures (April 2012)

In April, 2012 we entered into an agreement with Ascendiant Capital Group, LLC ("Ascendiant") for the sale of $550,000 of unsecured Convertible Debentures (the “Primary Debentures”) to accredited investors (the “Debenture Holders”) which bear an interest rate of 8% and are due to be repaid 18 months from the closing date.  The Debenture Holders received guaranteed interest on the original principal amount for a twelve-month period.  Ascendiant placed $200,000 of the Primary Debentures and we terminated the offering and the Primary Debentures were converted into common stock.

The Primary Debentures were convertible into our common stock during the forty-five days following the issue date at a floor price of $0.08, and from the issue date until September 28, 2012 at a conversion price of no more than $0.13, based on the average of the three lowest closing bid prices for the common stock during the ten consecutive trading days immediately preceding the conversion request. After this period the conversion price was to be 75% of the average of the three lowest closing bid prices for the common stock during the ten consecutive trading days immediately preceding the conversion request. We had the right to demand immediate conversion of the Primary Debentures or some part of them if, at any time prior to the maturity date, had our common stock had, for any twenty consecutive trading-day period, reported a closing bid price of $0.40 per share or greater and reported daily trading volume of 300,000 shares or more.

At the time the Primary Debentures were issued, we issued a total of 2,700,000 warrants to the Debenture Holders, which can be exercised for a period of 3 years from the closing date at an exercise price of $0.10. To induce conversion, the Company issued an additional 2,300,000 warrants to the Debenture Holders which can be exercised for a period of 5 years after the date issued at an exercise price of $0.08 per share.

10% Convertible Note and Warrant Financing (September 2012)

On September 29, 2012 we entered into a securities purchase agreement dated September 25, 2012 with several accredited investors (“Holders”) for the purchase and sale of $1,025,000 of our convertible notes (the “September 2012 Notes”) and warrants.   The September 2012 Notes bear interest at the rate of 10% per annum beginning as of September 25, 2012, and mature on June 25, 2013.  On the closing date, we paid to the Holders nine months of pre-paid interest on the original principal amount of the September 2012 Notes.

The September 2012 Notes are convertible at any time at the option of the Holders into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04 and may not be lower than $0.02 per share.  We may redeem the September 2012 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the September 2012 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

We also issued warrants (“Warrants”) to the Holders for the purchase of up to 23,125,000 shares of Company common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.08 per share.

We have agreed to register the common stock into which the September 2012 Notes may be converted, any shares of common stock that may be issued as payment of principal or interest, and the common stock underlying the Warrants, as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. We have agreed to file an initial registration statement within 30 days of the date of the registration rights agreement.  If we fail to file a registration statement within this 30 day period, or to have it declared effective within 90 days after the date of the registration rights agreement, or to maintain its effectiveness (in addition to other events described in the full text of the registration rights agreement), we will be obligated to pay the investors liquidated damages equal to 2% of the principal amount of the September 2012 Notes per month until the event is cured, for up to one year, and 1% per month thereafter if the event continues uncured.  Because we did not file the registration statement of which this prospectus is a part within 30 days of the date of the registration rights agreement, we accrued a penalty of $20,500.

At the closing of the sale and issuance of the September 2012 Notes, we paid a cash placement fee to the placement agent amounting to 8.54% of the gross proceeds of the offering.

Additional information regarding our issued and outstanding securities may be found in the section of this prospectus titled “Description of Securities.”

10% Convertible Note Financing (January 2013)

On January 25, 2013 we entered into a securities purchase agreement dated January 25, 2013 with two accredited investors (“Holders”) for the purchase and sale of $140,000 of our convertible notes (the “January 2013 Notes”).   The January 2013 Notes bear interest at the rate of 10% per annum beginning as of January 25, 2013, and mature on September 30, 3014.

The January 2013 Notes are convertible at any time at the option of the Holders (subject to an increase in our Authorized common shares, or a Reverse Split of our existing Outstanding common shares with no change to its Authorized common shares) into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04 and may not be lower than $0.02 per share.  We may redeem the January 2013 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the January 2013 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

We have agreed to register the common stock into which the January 2013 Notes may be converted, any shares of common stock that may be issued as payment of principal or interest, and the common stock underlying the Warrants, as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. We have agreed to file an initial registration statement within 30 days of the date of the registration rights agreement.  If we fail to file a registration statement within this 30 day period, or to have it declared effective within 90 days after the date of the registration rights agreement, or to maintain its effectiveness (in addition to other events described in the full text of the registration rights agreement), we will be obligated to pay the investors liquidated damages equal to 2% of the principal amount of the January 2013 Notes per month until the event is cured, for up to one year, and 1% per month thereafter if the event continues uncured.

Additional information regarding our issued and outstanding securities may be found in the section of this prospectus titled “Description of Securities.”

Corporate Information

Our principal executive office is located at 914 Westwood Blvd., Box 801, Los Angeles, California 90024. Our telephone number is (704) 971-8400.  Our web address is www.sionix.com. Information included on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

We have reported limited revenues. We cannot assure you that we will earn enough revenues to sustain our operations.

We have been in business for more than ten years, did not report any revenues this year or last year, and only in our 2010 fiscal year have we reported revenues from operations. We were in the development stage since inception through December 2009 when we recognized revenue from the sale of our first unit. Except for the revenue we received from the pilot system, and deposits for a commercial sale that were recognized as other income on our statements of operations, all of our working capital has been generated by sales of securities and loans.

We have a history of operating losses, which may continue. We cannot assure you that we will ever be profitable.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. Although we had net income of $3,291,470 for the year ended September 30, 2010 and $5,024,198 for the year ended September 30, 2009 (due to derivative accounting), for the year ended September 30, 2011 we had no net income, our net loss was $6,300,426 and our accumulated deficit was $31,899,493. For the year ended September 30, 2012 our net loss with the subsidiary was $5,762,619 and the net loss attributable to Sionix was $5,660,507, and our accumulated deficit was $37,560,000.  We have not achieved profitability on a quarterly or on an annual basis from normal operations. We may not be able to generate revenues or reach a level of revenue to achieve profitability.

We do not have sufficient cash to support our operations and we will need to find capital to operate. If we are unable to raise capital as we need it, we may have to curtail, or even cease, our operations.

We do not have enough cash to support our operations. Our capital requirements have been and will continue to be significant. In order to fund shortages of capital, we have borrowed money from our major stockholders and sold our securities. Our major stockholders are not under any obligation to continue purchasing equity securities or to provide loans to us. We will need to raise additional capital to continue our operations. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants or additional security interests in our assets. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us. If we are unsuccessful in finding financing, we may be required to severely curtail, or even to cease, our operations.

As of September 30, 2012, we had approximately $3.0 million in debt scheduled to be paid during 2013. We did not have the funds to repay this debt, which could subject us to legal action. Any such actions would adversely affect our business and financial condition.

As of September 30, 2012, we had $3,050,000 of debt securities that we issued and aged accounts payable that were scheduled to be repaid during 2012. This amount includes a total of $315,000 in principal amount of promissory notes that were past due as of that date.  Holders of $300,000 in principal amount of these notes have a first priority security interest in certain of our assets. Although we consider our relationships with our lenders to be good, and while we have not received a demand for payment from any lender, we do not currently have the funds to repay this debt and we cannot assure you that we will be able to raise the funds or to renegotiate the terms of the loans. If demand for payment is made and if our investors refuse to renegotiate the terms of the loans, our secured lenders could foreclose on their security interests or we may be subjected to lawsuits which would further strain our finances and disrupt our business.  Any actions of this nature would adversely affect our business and financial condition and may even result in an inability to continue our operations.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited financial statements for the period ended September 30, 2012 were prepared on a going concern basis. Our auditors have indicated that our inability to generate revenue raises substantial doubt as to our ability to continue as a going concern. Through September 30, 2012, we incurred cumulative losses of $ $37,560,000, including a net loss for the year ended September 30, 2012 of $5,660,507.  Our ability to maintain our status as an operating company is entirely dependent upon obtaining adequate cash to finance our overhead, research and development activities, and acquisition of production equipment. We do not know if we will achieve a level of revenues adequate to support our costs and expenses. In order to meet our basic financial obligations, including rent, salaries, debt service and operations, we plan to seek additional equity or debt financing. Because of our history and current debt levels, there is considerable uncertainty as to whether we will be able to obtain financing on terms acceptable to us. Our ability to meet our cash requirements for the next twelve months depends on our ability to obtain financing. There is no assurance that we will be able to implement our business plan or continue our operations.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 may result in actions filed against us by regulatory agencies or in a reduction in the price of our common stock.

We are required to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 and related regulations. Any material weakness in our internal control over financial reporting that needs to be addressed, or disclosure of a material weakness in management’s assessment of internal control over financial reporting, may reduce the price of our common shares because investors may lose confidence in our financial reporting. Our failure to maintain effective internal control over financial reporting could also lead to actions being filed against us by regulatory agencies.

In connection with the restatement of our consolidated financial statements for the years ended September 30, 2007 and 2008 and each subsequent quarter through the quarter ended June 30, 2009, we identified weaknesses in internal control over financial reporting that were material weaknesses as defined by standards established by the Public Company Accounting Oversight Board. The deficiencies related to our lack of a sufficient number of internal personnel possessing the appropriate knowledge, experience and training in applying US generally accepted accounting principles, in reporting financial information in accordance with the requirements of the SEC, our lack of an audit committee to oversee our accounting and financial reporting processes, our lack of written documentation of our internal control policies and procedures, our lack of sufficient segregation of duties within accounting functions and our lack of review and supervision procedures for financial reporting functions. We cannot assure you that our efforts to remediate our internal control over financial reporting relating to the identified material weaknesses will establish the effectiveness of our internal control over financial reporting or that we will not be subject to material weaknesses in the future.

We may be unable to compete successfully in our industry. If we cannot compete successfully, the value of your investment may decline.

Many of our competitors, such as General Electric Co., Veolia Environment, and Siemens Water Technologies, are large, diversified manufacturing companies with significant expertise in the water quality business and contacts with water utilities and industrial water consumers. These competitors have significantly greater name recognition and financial and other resources. We may not be able to compete successfully against them. We do not represent a significant presence in the water treatment industry.

Our industry is subject to government regulation, which may increase our costs of doing business. Such regulations could have a material adverse impact on our results of operations.

Treatment of domestic drinking water and wastewater is regulated by a number of federal, state and local agencies, including the U.S. Environmental Protection Agency. The changing regulatory environment, including changes in water quality standards, could adversely affect our business by requiring us to re-engineer our products or invest in new technologies. This could have a material adverse effect on our results of operations by increasing our costs of doing business.

We may be subject to product liability claims for which we do not have adequate insurance coverage. If we were required to pay a substantial product liability claim, our business and financial condition would be materially adversely affected.

We, like any other manufacturer of products that are designed to treat food or water, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products fail to remove harmful contaminants or bacteria, or that our products introduce other contaminants into the water. While we maintain product liability insurance, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. In the event that we do not have adequate insurance, product liability claims relating to defective products could have a material adverse effect on our business and financial condition.

Our water treatment system and the related technology are unproven in commercial operation and may not achieve widespread market acceptance among our prospective customers. If we are unable to sell our water treatment systems, our business and prospects will suffer and our results of operations will be adversely affected.

Although we have installed a water treatment system in two pilot locations, operated a unit in a customer location, and have a unit which we expect to begin operations in February 2013 at a customer location, our products have not yet been proven in a commercial context over any significant period of time. We have developed our proprietary technology and processes for water treatment based on dissolved air flotation technology, which competes with other forms of water treatment technologies that currently are in operation globally. Our water treatment system and the technology on which it is based may not achieve widespread market acceptance. Our success will depend on our ability to market our system and services to businesses and water providers on terms and conditions acceptable to us and to establish and maintain successful relationships with various water providers and state regulatory agencies.

We believe that market acceptance of our system will depend on many factors including:

●	the perceived advantages of our system over competing water treatment solutions;

●	the safety and efficacy of our system;

●	the availability of alternative water treatment solutions;

●	the pricing and cost effectiveness of our system;

●	our ability to access businesses and water providers that may use our system;

●	our ability to develop effective sales and marketing efforts;

●	publicity concerning our system and technology or competitive solutions;

●	timeliness in assembling and installing our system on customer sites;

●	regulatory climate in the US and changes to federal, state, and local requirements;

●	our ability to respond to changes in regulations; and

●	our ability to provide effective service and maintenance of our systems to our customers’ satisfaction.

If our system or our technology fails to achieve or maintain market acceptance or if new technologies are introduced by others that are more favorably received than our technology, are more cost effective or otherwise render our technology obsolete, we may not be able to sell our systems. If we are unable to sell our systems, our business and prospects would suffer and the results of our operations would be adversely affected.

We depend on a limited number of manufacturers and suppliers to produce various critical components for our MWTS. The loss of any of our manufacturing or supply relationships could delay production and sales of our products.  This would have an adverse affect on our business and results of operations.

We rely on third parties to produce and assemble units that form a part of our MWTS. If any of our existing manufacturers or suppliers were unable or unwilling to meet our demand for products, if the products they produce and assemble do not meet quality and other specifications or if we switch manufacturers or suppliers for any reason, production and sales of our product could be delayed and our business and results of operations would be adversely affected.

We must meet evolving customer requirements for water treatment and invest in the development of our water treatment technologies. If we fail to do this, our business and operating results will be adversely affected.

If we are unable to develop or enhance our systems and services to satisfy evolving customer demands, our business, operating results, financial condition and prospects will be harmed significantly.

Failure to protect our intellectual property rights could impair our competitive position. If we are unable to protect our intellectual property rights, our business could be materially adversely affected.

Our water treatment systems utilize a variety of proprietary rights that are important to our competitive position and success. Because the intellectual property associated with our technology is evolving and rapidly changing, our current intellectual property protections may not be adequate. We rely on a combination of patents, trademarks, trade secrets and contractual restrictions to protect the intellectual property we use in our business. In addition, we generally enter into confidentiality agreements or have confidentiality provisions in agreements with our employees, consultants, strategic partners and customers and control access to, and distribution of, our technology, documentation and other proprietary information.

Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Furthermore, our competitors independently may develop similar technologies that limit the value of our intellectual property or design around patents issued to us. If competitors or third parties are able to use our intellectual property or are able to successfully challenge, circumvent, invalidate or render unenforceable our intellectual property, we likely would lose any competitive advantage we might develop. We may not be successful in securing or maintaining proprietary or patent protection for the technology used in our system or services, and protection that is secured may be challenged and possibly lost.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business might be harmed.

The water management and treatment industry is characterized by the existence of a large number of patents and other intellectual property rights and our competitors might assert that we are infringing their intellectual property rights. We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into royalty or licensing agreements. If our products violate any third-party proprietary rights, we could be required to withdraw those products from the market, re-develop those products or seek to obtain licenses from third parties, which might not be available on reasonable terms or at all. Any efforts to re-develop our products, obtain licenses from third parties on favorable terms or license a substitute technology might not be successful and, in any case, might substantially increase our costs and harm our business, financial condition and operating results.

Demand for water treatment systems could be adversely affected by a downturn in government spending related to water treatment, or in the cyclical residential or non-residential building markets.

Our business is partially dependent upon spending on water treatment systems by utilities, municipalities and other organizations that supply water which, in turn, is often dependent upon residential construction, population growth, continued contamination of water sources and regulatory responses to this contamination. As a result, demand for our water treatment systems could be impacted adversely by general budgetary constraints on governmental or regulated customers, including government spending cuts, the inability of government entities to issue debt to finance any necessary water treatment projects, difficulty of customers in obtaining necessary permits or changes in regulatory limits associated with the contaminants we seek to address with our water treatment system. A slowdown of growth in residential and non-residential building would reduce demand for drinking water and for water treatment systems. The residential and non-residential building markets are generally cyclical, and, historically, down cycles have typically lasted a number of years. Any significant decline in the governmental spending on water treatment systems or residential or non-residential building markets could weaken demand for water treatment systems.

Because our long-term success depends, in part, on our ability to sell our products to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We plan to market and sell our products to customers located outside of the United States. Conducting international operations would subject us to risks that we might not otherwise encounter from operating in the United States, including:

●	fluctuations in currency exchange rates;

●	unexpected changes in foreign regulatory requirements;

●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

●	difficulties in managing and staffing international operations;

●	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

●	localization of our products;

●	the burdens of complying with a wide variety of foreign laws and different legal standards;

●	increased financial accounting and reporting burdens and complexities;

●	political, social and economic instability abroad, terrorist attacks and security concerns in general; and

●	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our results of operations generally. Additionally, operating in international markets also requires significant management attention and financial resources. We might choose or need to structure certain of our international operations as joint ventures, in which case we might have limited control over the joint venture, need to share a substantial portion of any gains that arise from the joint venture with our joint venture partners or have significant potential obligations to fund the joint venture. We cannot be certain that the investment and additional resources required in establishing, acquiring or integrating operations in other countries will produce desired levels of revenues or profitability.

SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is considered to be a “penny stock” under federal securities laws. Penny stocks are subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock, which may affect the trading price of our common stock.

We do not anticipate that we will pay dividends on our common stock any time in the near future.

We have not paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future. We plan to retain our earnings, if any, to provide funds for the expansion of our business. Our board of directors will determine future dividend policy based upon conditions at that time, including our earnings and financial condition, capital requirements and other relevant factors.

The rights of the holders of our common stock may be impaired by the potential issuance of dilutive securities, namely preferred stock, convertible debt, and additional common stock.

Our board of directors has the right, without stockholder approval, to issue other dilutive securities with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock. These additional securities could be issued with the right to more than one vote per share, and/or could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of the common stock.

Under relevant corporate law, the board of directors may approve the issuance of our common stock in connection with certain types transactions, such as the payment of liabilities, the payment of compensation or the acquisition of assets, without obtaining stockholder approval. As a result, additional securities may be issued in the event of such transactions, resulting in dilution to the holdings of all pre-transaction stockholders, even though one or more of the Company’s stockholders may disagree with the Company’s decision to issue the common stock.

If we fail to file periodic reports on a timely basis, our common stock may cease to be quoted on the OTCBB.

Section 6530(e)(1) of the FINRA Manual states, “Notwithstanding the foregoing paragraphs, a member shall not be permitted to quote a security if: (A) while quoted on the OTCBB, the issuer of the security has failed to file a complete required annual or quarterly report by the due date for such report (including, if applicable, any extensions permitted by SEC Rule 12b-25) three times in the prior two-year period . . . .” If we fail to file our annual or quarterly reports on a timely basis, the OTCBB will no longer allow our common stock to be quoted.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. We cannot assure you that we will be able to meet the requirements for continued quotation on the OTC Bulletin Board.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of significant revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our lack of significant revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results, adverse outcomes, additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section and elsewhere in this prospectus. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to a heightened risk of securities litigation. Litigation may divert management’s attention from our day-to-day operations and use resources, such as cash. As a result, our business and prospects could be adversely affected.

The future market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future. As of the present date, we have a large number of freely tradable shares, which may exacerbate volatility and result in exaggerated price changes in the common stock. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Litigation could result in substantial costs and liabilities and could divert management’s attention and resources from our operations.

Future sales of shares of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by the selling security holders or by our other stockholders, may have a negative effect on the market price of the shares of our common stock. We may also register certain shares of our common stock that are subject to outstanding convertible securities, or reserved for issuance under a stock option plan, if any. Once such shares are registered, they can be freely sold in the public market upon exercise of the options. At any given time, if any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

The elimination of monetary liability against our directors, officers and employees under state law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain specific provisions that eliminate or limit the liability of directors for monetary damages to us and our stockholders, and we are prepared to give such indemnification to our directors and officers to the extent permissible under state law. We may also maintain or enter into, from time to time, contractual agreements that obligate us to indemnify our officers, such as employment agreements, and similar contractual agreements with our directors. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, in the event of actions against our officers and directors, which we may be unable to recoup. These provisions and resultant costs may also discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry. Words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “may,” “will,” “would,” and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those risks set forth in this prospectus under the title “Risk Factors” as well as the following:

●	The current economic situation in the United States, which may reduce the funds available to businesses and government entities to purchase our products;

●	whether we will be able to raise capital as and when we need it;

●	whether our water treatment and purification system will generate significant sales;

●	our overall ability to successfully compete in our market and our industry;

●	unanticipated increases in development, production or marketing expenses related to our product and our business activities; and

●	other factors, some of which will be outside our control.

You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. You should refer to and carefully review the information in future documents we file with the Securities and Exchange Commission.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

BUSINESS

Overview of Our Business

Sionix designs, develops, markets and sells cost-effective water management and treatment solutions intended for use in the oil and gas, agriculture, industrial, disaster relief, and municipal (both potable and wastewater) markets. The Company’s Mobile Water Treatment System (“MWTS”) contains a Dissolved Air Floatation (“DAF”) system with patented technology that management estimates removes more than 99.95 percent of the organic, and most inorganic, particles in water. Historically, DAF systems created bubbles that were 50+ microns in size, which were unable to remove all contaminants due to their size. The Sionix MWTS utilizes and refines DAF technology to provide a pre-treatment process using ambient oxygen and minimal chemical flocculent aids that we believe is efficient and cost-effective. The patented Sionix technology makes micro-bubbles which allow a greater percentage of contaminants to be captured, floated to the surface and skimmed off, without harmful chemicals. The Company’s MWTS is mobile and modular such that it can be transported easily to address a wide range of water treatment markets and can meet customers’ needs for new systems or to replace or integrate with existing filtration technologies.

Industry Overview

The water recycling and reuse industry is highly fragmented, consisting of many companies involved in various operational capacities, including companies that design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications. Demand for water treatment and purification has continued to grow due to economic expansion, population growth, scarcity of usable water, concerns about water quality and regulatory requirements.

We believe, as do many experts, that the world is facing a global water crisis. Water is a natural resource that has a limited supply and no true substitute, and yet less than 1% of the earth’s water is available for human consumption. Demand for this resource is stressed by a growing world population, third world urbanization, and increasing water usage in industries such as oil and gas, agriculture and food processing. It has been reported in a CNBC broadcast titled “Liquid Assets: The Big Business of Water”, that by 2025, 48 countries will be without sufficient water to meet basic requirements. We believe that the lack of water resources is directly linked to inadequate water management strategies on the part of governments, businesses, consumers and private individuals. We expect the global supply crisis will continue to drive both domestic and international demand for water treatment and recycling.

Domestic Market

Domestic Supply Crisis

Per capita usage of water in the United States is among the highest in the world. The supply of fresh water continues to tighten, especially in the Western half of the United States where we face a potential water crisis due to limited supply and increasing demand. Increasing usage of water in industries such as oil and gas exploration and production, agriculture, and food processing continue to threaten the supply of fresh water in the United States. For example, there are over 21 billion barrels of water consumed annually in the U.S. from fracking activity in the oil and gas industry, as each well requires millions of gallons of water for fracking over its life. Most of this water returns to the surface as contaminated “produced water” that could be treated and recycled. In many areas, such as the Bakken or Marcellus shale formations, there is limited access to large scale, industry specific water treatment and recycling facilities which could decrease the need for usage of fresh water in fracking.

Inadequate Regulatory Action

Poor quality of existing water management resources, combined with regulatory inaction, have failed to provide the leadership and guidance to mandate recycling and reuse of water resources in many industries. While there has been a general lack of adequate water management regulation in many industries, we believe that recent regulatory action requiring more responsible water usage management in oil and gas fracking in states such as Pennsylvania is a trend that should drive similar action in other states, such as North Dakota. North Dakota’s oil and gas industry has no readily available, affordable source of water recycling and treatment. The current practice in North Dakota for wastewater created during fracking is to inject produced water back into the ground, a practice that has unknown effects on the environment and has caused community concern and come under regulatory scrutiny in other States. Each horizontal new well requires millions of gallons of fresh water over its life, contributing heavily to the water supply crisis. Any regulatory actions affecting the use of fresh water in fracking or injection of produced water back into the ground could affect the oil and gas industry in North Dakota and increase industry demand for water treatment and recycling services.

In addition to the oil and gas industry, the domestic agricultural industry is generally lacking in sufficient water management regulations. Until a concerted private/public effort is expended, the contaminated acreage will continue to expand. We believe the extensive use of water and lack of regulation in the agricultural industry will result in regulatory changes that will likely increase the domestic demand for various water treatment and recycling services.

Growing Need for Affordable Regulatory Compliance

There are over 200,000 public rural water districts in the United States. The majority of these are considered very small, small and medium-sized public water systems, all of which support populations of fewer than 10,000 people. A significant number of these are in violation of the U.S. Safe Drinking Water Act (“SDWA”) at any given time. This problem is expected to worsen as more stringent EPA rules are implemented for small public water systems. Substantial expenditures will be needed in the coming years for repair, rehabilitation, operation, and maintenance of the water and wastewater treatment infrastructure. We believe that water districts using conventional treatment methods will be unable to comply with the SDWA without expensive installations of on-site chemical filter aids and disinfection equipment.

Consumer Safety

Drinking water, regardless of its source, may contain impurities that can affect the health of consumers. Although municipal agencies and water utilities in the United States are required to provide drinking water that complies with the SDWA, the water supplied to homes and businesses from municipalities and utilities may contain high levels of bacteria, toxins, parasites and human and animal-health pharmaceuticals, as well as high levels of chlorine used to eliminate contaminants. In the industrialized world, water quality is often compromised by pollution, aging municipal water systems, and contaminated wells and surface water. In addition, the specter of terrorism directed at intentional contamination of water supplies has heightened awareness of the importance of reliable and secure water purification. The importance of effective water treatment is also critical from an economic standpoint, as health concerns and impure water can impair consumer confidence in food products. Discharge of impaired waters into the environment can further degrade the earth’s water and violate environmental laws, with the possibility of significant fines and penalties from regulatory agencies.

International Market

International Demand for Safe Drinking Water

The quality of drinking water outside the United States and other industrialized countries is generally much worse, with high levels of contaminants and often only rudimentary purification systems. A recent report from the United Nations estimates that approximately 1.1 billion people worldwide do not have access to fresh drinking water and approximately 2.6 billion do not have adequate sanitation systems. Approximately 3.5 million people die each year from water-related diseases, a majority of them from countries lacking adequate access to safe drinking water and sanitation systems. A lack of infrastructure in many of these areas creates a significant need for an affordable, mobile, customizable mobile water treatment system with adequate capacity.

Foreign Desalination Market Expansion

Equally important to the treatment of contaminated water in foreign markets is the development of desalination as a method of producing potable water. The Caribbean and Middle-Eastern markets already depend on desalination for a large portion of their drinking water. Industry expectations are that this sector of the water treatment industry will experience significant growth during the forthcoming decades as ordinary sources of fresh water (such as lakes, rivers, streams, well water and treated water) continue to be stressed by unregulated industrial, commercial and agricultural uses. We believe that the Sionix MWTS can be used in conjunction with existing desalination equipment to prolong the equipment life, creating cost savings and improving functionality.

The global market for the treatment and purification of drinking water and the treatment, recycling and reuse of wastewater has shown significant growth as world demand for water meeting the standards of various governmental mandates, including SDWA, Food and Agricultural Organization of the United Nations, California's Title 22 Water Quality Standards and a host of other national, international, and industry standards, continues to grow.

Current Water Treatment Solutions

Slow Sand Filtration

Slow sand filtration is used to enhance the clarity and aesthetics of delivered waters. In a typical treatment facility, the first step adds to the raw incoming water a substance which causes tiny, sticky particles (called “floc”) to form. Floc attracts dirt and other particles suspended in the water. This process of coagulation causes heavy particles of dirt and floc to clump together and fall to the bottom. These heavier particles form sediment which is siphoned off, leaving the clearer water, which passes on to filtration. The most common filtration method is known as “slow sand” or sand-anthracite, in which the water flows into large shallow beds and passes down through layers of sand, gravel and charcoal. The final process is disinfection, often using chemicals such as chlorine or ozone.

While “slow sand” filtration is by far the most common treatment method used in the United States, it has serious drawbacks. The filtration beds are large, shallow in-ground concrete structures, often hundreds of feet long to accommodate large volumes of water. The water being filtered must remain in these beds for a comparatively long-time (known as “residence time”) in order for low-density materials to settle out. The sand and charcoal filtering medium rapidly becomes plugged and clogged. The bed must then be taken off-line and back-flushed, which uses large amounts of water - water which becomes contaminated and is therefore wasted. Additional settling ponds are necessary to “de-water” this waste by evaporation so that the dried solids may be disposed of in an environmentally safe (but costly) method.

In addition to the excessive size of treatment facilities and the time consuming process, the average life expectancy of a treatment plant is only about 15-20 years, after which the plant must be extensively renovated. Population growth necessitates enlarging old facilities or building new ones, occupying still more valuable land. This process of updating old facilities or of building new facilities is both expensive and time-consuming.

Aside from cost and logistics, another serious drawback is the need for use of costly chemicals to complete filtration and prevent the spread of pathogens. Illnesses such as hepatitis, gastroenteritis and Legionnaire’s Disease, as well as increasingly pervasive chemical contaminants, have become more common. One of the more difficult of these problems is monitoring and providing a barrier against microscopic protozoan parasites such as cryptosporidium (4-7 microns in size) and giardia lamblia oocysts (5-7 microns). These common organisms exist naturally in the digestive systems of livestock and wild animals, and end up in lakes and streams. They have caused severe illness in millions of people in the United States. Conventional “slow sand” water filtration beds, used in most of the nation’s public water districts, will not filter out these organisms.

In general, water districts using sand-anthracite filters cannot meet the EPA Surface Water Treatment rules without a massive increase in on-site chemical filter-aids, additional filtering and the installation of ozone or other disinfection equipment.

Organic Filtration

Organic filtration is the process of removing organic matter from water. As previously mentioned, the popular conventional filtration systems, such as “slow sand”, cannot effectively filter out smaller organic matter. The presence of high levels of organic matter makes disinfection more difficult and will clog expensive filter media used in these processes, causing long back-flush cycles, increasing the volume of back-flush waste-water. Reverse osmosis and activated coal are two of the most common organic filtration methods.

Reverse osmosis is a filtration method that removes many types of large molecules and ions from solutions by applying pressure to the solution when it is on one side of a selective membrane. The result is that the solute is retained on the pressurized side of the membrane and the pure solvent (water) is allowed to pass to the other side. Reverse osmosis systems are often used in conjunction with other forms of water treatment such as “slow sand” or dissolved air flotation.

Coal based activated carbon originates from coal that has undergone steam activation process to create its activated carbon form. During activation, it creates millions of pores at the surface of the carbon thus increasing the total surface area. Activated carbon pores can be divided into three general sizes, namely, Micro-pores (diameter in the range of less than 2 nm), Meso-pores (diameter in the range of 2 – 25 nm), and Macro-pores (diameter in the range of above 25 nm). Due to its unique distribution of pores diameter, coal based activated carbon is very popular in the gas phase purification industries, potable water purification industries, wastewater purification industries and aquarium/pond water purification industries.

In the case of desalination, organic matter is the primary cause of system failures resulting from fouling of the delicate filtration membranes that are used to filter out organic matter. These costly filtration membranes require frequent replacement and maintenance. The membranes are clogged quickly by organic particles in the water, due to the fact that most initial filtration systems (such as “slow sand” and standard DAF) are not technologically advanced enough to remove an optimal amount of smaller particles. This adds excess strain on filter membranes, causing the need for frequent replacement.

In addition to higher costs associated with organic filtration there have been several serious public health emergencies caused by microbes breaking through the filtration barrier in treatment facilities. When ingested, they can cause diarrhea, flu-like symptoms and dehydration. In 1993, over 400,000 people in Milwaukee, Wisconsin became ill and more than 100 people died during a failure in the drinking water filtration system according to the Department of Health and Human Services – Centers for Disease Control and Prevention (CDC).

Most surface water bodies in the United States, many of which supply drinking water, are contaminated with organisms that are extremely resistant to disinfection, and increasing disinfectant levels in the attempt to kill them creates a new set of problems. Disinfectants such as chlorine can react with organic matter in the water to form new chemicals known as “disinfection byproducts.” These byproducts, of which trihalomethanes (THM) are the most common, are thought to be health-threatening and possibly cancer-causing. The SDWA regulations address minimum acceptable levels of these byproducts, including THMs. Therefore, physical removal of the organisms from the water is vitally important to their control.

Dissolved Air Flotation

Dissolved air flotation, or DAF, has been used in water and wastewater treatment for more than eighty years. The DAF method involves injecting microscopic bubbles of air under pressure into the water being treated. The air molecules bond with organic and inorganic matter in the water, and because of the bubbles’ lightness, the clumps float to the surface, where they are skimmed away. Over the eight decades DAF has been utilized, various improvements have been made in the technology. Until recently, it has not been utilized widely in the United States, and is used primarily for wastewater treatment. DAF is often used in conjunction with complementary forms of treatment such as slow sand and organic filtration.

A disadvantage of standard DAF technology has been that DAF systems performing at their best were only able to create bubbles that were ~50+ microns in size. Therefore, any organic matter smaller than 50 microns was not efficiently removed through the DAF filtering process. The water needed to then be disinfected using chemicals or put through an organic filtration system where the large amount of remaining organic matter could clog filtration membranes.

Our Solution – Sionix MWTS

The Sionix MWTS is a self-contained, mobile, customizable water treatment system or pre-treatment process that uses ordinary air, with minimal chemical flocculent aids. We believe that the MWTS is a cost-effective solution for a wide range of applications, including even the smallest water utilities or commercial applications. Our mobile treatment system technology enables water recycling and purification for oil and gas, agriculture, disaster relief, municipalities and other applications.

The Sionix MWTS employs our patented DAF technology and improves the efficiency of the standard DAF process by removing what management estimates is more than 99% of the organic, and most inorganic, particles in water. Compared to historical DAF standards of 50+ microns, the patented Sionix technology makes micro-bubbles, which allow a much greater percentage of contaminants to be captured, floated to the surface and skimmed off, without reliance on harmful chemicals. We believe that the primary benefits of the Sionix MWTS system include:

●
Decreased Costs. The Sionix MWTS reduces costs associated with chemical treatments, energy usage, and day-to-day operations. By significantly reducing water turbidity and minimizing pathogens, the MWTS minimizes the need for disinfection chemicals. Used in conjunction with treatment and/or filtration technology, which may be required by specific raw water conditions, it reduces back-flush cycle times, thereby lengthening the life of post-DAF equipment such as reverse osmosis membranes, creating cost savings while reducing risks caused by use of excess chemicals. The Sionix DAF provides a denser concentration of white water bubbles, all while using a fraction of the floor space as compared to a typical DAF system. Additionally, the customer can save on operating costs as our technology allows the user to operate and control the entire MWTS with either a small staff or from a remote site via wired or wireless communications. A comprehensive service and maintenance program is part of all equipment leases.

●
Customizable Solution. Each MWTS is completely modular and can either be used to replace, or integrate with, existing filtration and treatment technology. We can customize each installation with filtration and reclamation options appropriate for the required treatment needs. Standard configuration includes a control and testing laboratory located in the rear of the DAF container. The addition of a generator module makes the system self-powered and each component of the MWTS is upgradeable. Our standard MWTS produces 280 gallons of post-DAF treated water per minute (about 403,200 gallons per day). If additional reverse osmosis treatment is required to produce potable water, output is generally diminished dependent upon salinity and Total Dissolved Solids (TDS) of the pre-treated water. Multiple MWTS units can be assembled together for increased capacity.

●
Small, Mobile Footprint. The majority of existing water filtration facilities occupy large tracts of land and are comprised of large, shallow in-ground concrete structures, often hundreds of feet long to accommodate large volumes of water. Our MWTS units occupy a much smaller footprint than other types of water treatment facilities, ranging from 3,000 to 5,000 sq. ft. depending on the type of unit, and are modular, self-contained and portable. The entire MWTS is built into one or more forty-foot ISO standard transportable containers.

●
Rapid Deployment. Currently, population growth necessitates enlarging old facilities or building new ones, occupying still more valuable land. This process requires lengthy environmental impact studies, long design periods, and complex financing programs to fund costly construction budgets, as lead times usually stretch out for years. The Sionix product offers rapid deployment, with a 48-72 hour install, fully commissioned in four to six weeks. The MWTS is assembled in a steel container that is sealed, thus preventing tampering or incursion by bio-terrorism or airborne contaminants. Should catastrophic damage be incurred, a replacement unit may be installed within a few days rather than many months or years as with in-ground systems.

●	Reduction in Pathogens and Disinfection Products. Our MWTS, by virtue of minimizing dangerous pathogens, also minimizes the necessity of using potentially cancer-causing disinfection products.

Growth Strategy

Our objective is to be a leading provider of patented water treatment technologies and services that can be used by our customers for water management and treatment solutions in multiple end markets. Our solutions are designed to make it more cost-effective for our customers to deploy tailored and mission-specific water treatment technologies. The principal elements of our strategy are to:

●
Focus our sales efforts into the oil and gas markets where our technology and solutions can offer a near-term return on investment for our customers. While there are many end market applications for our technology, we believe the treatment of produced water from oil and gas production offers a compelling near term opportunity.

✓	The Williston Basin – This energy rich shale formation could provide significant sales opportunities for Sionix for the following reasons:

(i)	Lack of infrastructure, including such basic requirements as housing, sanitation, transportation;
(ii)	Limited current treatment alternatives for hydrocarbon contaminated wastes other than disposal wells, into which extremely toxic wastes are injected thousands of feet below the surface;
(iii)	Limited regulatory environment that is expected to begin adoption of increasing environmental standards; and
(iv)	Unsustainable demands on fresh water resources to support growing hydraulic fracturing activities and the region’s agricultural heritage.
Our MWTS offers an alternative to producers, allowing them to recycle the toxic flowback water from hydrofracturing operations either at the wellhead or off-site and return the treated water to the drillers for reuse. Recycling provides both economic and environmental benefits, including eliminating the expensive transportation costs and the debilitating maintenance costs on congested roadways through the Williston region.

In addition to the oil and gas applications, the proliferation of oil and gas related man camps in the Williston region to domicile workers, sub-contractors, and oil field service personnel represents another strain on scarce (sometimes non-existent) waste treatment resources. Combined with municipal treatment facilities, treatment of man camp and municipal wastes, these sources represents a meaningful resource of treated water for use in hydrofracturing activities, reducing the continued drawdowns on existing fresh water sources.

We have recently deployed MWTS and complementary testing and treatment equipment to the Williston region to sample, test and remediate flowback water at an injection well site. This pilot project will provide data and an on-site demonstration of the capabilities of the MWTS and complementary treatment technologies in a truly challenging environment. We believe that we can prove our ability to remediate flowback water from the oil and gas activities and offer this water for recycling. We may also have the opportunity to treat municipal waste water to further reduce the region’s dependence on fresh water. Either of these treatment objectives, once demonstrated successfully and consistently should give us a competitive advantage in the Williston region. Previously our efforts to deploy a treatment system have been hampered by limited capital and a lack of influential relationships in the region. We believe now that we have both the capital and the relationships to successfully run the pilot project in the Williston region and that the demonstration of our technologies and services will be of interest to the energy and petroleum (“E & P”) companies throughout the area.

✓
The Marcellus Shale – We have an understanding with REVH2O which is currently engaged in permitting activities in Pennsylvania, to provide a demonstration MWTS for purposes of testing, demonstration, and documentation.  REVH2O is affiliated with Mr. Kenneth Calligar, one of our directors and interim Chief Executive Officer. To the extent this MWTS achieves acceptable testing results that have been developed in cooperation with regulatory, scientific and engineering consultants, we believe that a definitive purchase order will be placed for the existing MWTS and at least two more MWTS products for installation at a REVH2O fluids treatment site or sites that will be permitted and developed during 2013.

✓
The Bakken Formation has an estimated 3.0 to 4.3 billion barrels of undiscovered, technically recoverable oil based on research conducted by the U.S. Geological Survey (“USGS”) in 2008. This is a 25-fold increase in the amount of oil that can be recovered compared to the agency's 1995 estimate of 151 million barrels of oil. New geologic models applied to the Bakken Formation, advances in drilling and production technologies, and recent oil discoveries have resulted in these substantially larger technically recoverable oil volumes.

As hydrofracturing, horizontal drilling, and artificial permeability technologies are required to harvest these vast domestic resources, water will either represent a significant inhibitor to the development of the resources, or if properly implemented water conservation measures are mandated, including recycling toxic hydrofracturing flowback water and harvesting local waste treatment products, water will facilitate the continued development of these resources. We believe that we can play a significant supporting role in the development of these energy rich properties.

✓
Agreement with Crown Maple Syrup, Inc. – In September 2012 we announced our entry into a lease agreement with Crown Maple Syrup, Inc., a New York based harvester and refiner of maple syrup for the emergent health conscious, ecologically friendly international sweeteners market.  The agreement states that we are to supply Crown Maple with filtration equipment at Crown Maple’s facility in Dover Plains, NY.  The system was delivered to the facility installed and tested during the fourth quarter, and it is expected to begin operation with the commencement of sap harvesting operations in February 2013.

●
Expand domestic and international sales force with individuals who possess industry and application specific experience and relationships. We intend to hire a direct sales force with industry expertise and relationships in the end markets we plan to target. Additionally, we intend to engage marketing and sales representatives on an agency basis both in the US and internationally.

●
Build relationships with engineering, procurement and construction (“EPC”) and other water treatment consulting companies that can serve as an indirect sales channel. EPC and consulting companies provide important strategic advice to our end customers on the engineering, design and construction of water treatment solutions and can have significant influence over a significant portion of the end customer’s budget. We intend to build and deepen our relationships with these companies to accelerate the acquisition of new customers.

●
Grow revenue through a flexible business model. We have the ability to integrate our technology in new and existing water treatment and management solutions. We have a model that provides flexibility to sell, lease or operate our MWTS and water treatment solutions to meet the needs of our end customers. We may in some instances lease or operate our MWTS for our customers as a fast-to-market strategy, using the customers operational budget to circumvent the capital budget cycle or adapt to environments that need quick implementation such as disaster relief or equipment failure.

●
Continue to invest in research and development activities and patent portfolio. We intend to continue to invest in research and development activities to develop new technologies and solutions focused on the water treatment market.

Marketing and Sales Plan

We have begun or expect to begin marketing our MWTS and solutions to a number of vertical industry groups. Our efforts to date have been limited due to a lack of available cash, and limited results from our commercial efforts placing MWTS. Currently we utilize in-house marketing in conjunction with outsourced marketing consultants and national and international distributorships and agency relationships, both exclusive and non-exclusive in nature.

Our marketing efforts emphasize that our MWTS are easily expandable and upgradable; for example, adding ozone and microfiltration equipment to a DAF component. Each piece of equipment comes with state-of-the-art telemetry and wet-chemistry monitoring that expands as the MWTS does. We plan to provide lease financing to our MWTS clients, not only making it easy for a customer to utilize the equipment, but also guaranteeing that the customer will always have access to any refinements and improvements made to the MWTS.

Addressable Markets

In the United States, we plan to target the established base of small to medium water systems, as well as industrial users (such as the oil and gas industry, agriculture and food producers, and pharmaceuticals) and disaster relief agencies with a need for a clean and consistent water supply. Our initial focus in domestic markets will be on oil and gas, as well as the agricultural industry.

Following several successful installations of Sionix MWTS and services domestically we plan to broaden our marketing internationally, principally to local water systems and international relief organizations. The global market for water recycling, reuse and treatment includes a broad array of commercial, industrial, agricultural, municipal and disaster relief applications. According to industry data, it is estimated that 1.1 billion people in the world do not have safe drinking water. There is significant market potential in Asia, Africa, and Latin America, where in each region there is a severe lack of water supply for consumption or daily use, as well as poor quality of existing drinking water.

The following is a brief description of targeted applications and types of customers we intend to market to:

●
Oil and Gas Industry. The reservoir rocks in any oil and gas formation usually contain water along with hydrocarbons in varying concentrations. When hydrocarbons are extracted from the formation, water is also recovered along with hydrocarbons and is generally defined as “Produced Water.” On average, the ratio of produced water to actual hydrocarbons extracted from the wells of varying maturity is approximately 3:1, but can be as high as 10:1. The volume of water produced presents the greatest waste management challenge for oilfield operators. In addition, most wells utilizing hydrofracturing technology use enormous amounts of fresh water, up to 8 million gallons of water for a single well. After the hydrofracturing procedure is completed, much of the fluid returns to the surface as flowback water, contaminated by fracturing chemicals and subsurface contaminants including toxic organic compounds, heavy metals, and naturally occurring radioactive materials. Local and national government authorities have begun to focus on the issue of flowback water discharge and the use of fresh water resources to drill new wells. Government agencies are adopting laws and regulations to limit the discharge of harmful chemicals associated with produced and flowback water.

●
Wastewater and Sewage Treatment Facilities. Municipal sewage treatment is the process of removing contaminants from wastewater originating from household, industrial, healthcare and commercial sewage. It includes physical, chemical, and biological processes to remove physical, chemical and biological contaminants to produce a waste stream (treated effluent) and a solid waste or sludge suitable for discharge or reuse back into the environment. This material is often inadvertently contaminated with many toxic organic and inorganic compounds. Many of our country’s current municipal wastewater treatment systems are functionally outdated and subject to increasing regulatory demands to meet even minimal discharge standards.

●
Disaster Relief Organizations. During natural disasters such as earthquakes, tsunamis, floods, hurricanes, and tornadoes, it is the role of the National Guard and the Federal Emergency Management Agency to assist local authorities with emergency services. Damage to local utilities can disrupt the fresh water supply and cause the failure of wastewater (sewage) treatment plants. The MWTS can help address both of these problems. The system is completely self-contained, can be easily transported from place to place, is efficient, and can be equipped with its own power package.

●
Agribusiness. Treatment of agricultural wastewater is segregated into three categories: (i) food processing, (ii) animal waste (feed lots) and (iii) crop runoff pollution. Within the food processing industry there are several subsets, including (i) produce, (ii) meat processing, (iii) egg production, and (iv) dairy operations. Crop runoff pollution is the result of planting, cultivating, fertilizing, weed and pest control, and harvesting on the farm. (Runoff is caused by rain and irrigation.) Food processing involves treatment of animal waste pre-slaughter in the case of feeder cattle, hogs, and poultry. It also involves post harvest treatment of produce either for fresh delivery or for preservation by canning and/or freezing operations.

●
Developing Countries. In addition to the U.S. market, fast spreading urbanization in third-world countries has created a growing demand for public water systems. Most of the fatal waterborne illnesses occur in these third world or developing countries. Industrial and agricultural contamination of water supplies is epidemic because environmental controls are neither adequate nor well enforced.

Testing Plan and Results (2011)

We conducted a battery of tests on our basic MWTS in June 2011. In conducting these tests, Sionix hoped to demonstrate the efficacy of the MWTS in removing contaminants of substantially similar atomic weight and structure as the radioactive isotopes affecting the people of Japan following the nuclear disaster, the treatment of produced water from the oil and gas industry, and water contaminated from agricultural activity. Four different tests, with various contaminants in both freshwater and brackish water, were conducted as follows:

●
In Test Level 1, Lead, Cesium, and Iodine were added to the influent. Level 1 was designed to show the capacity and efficacy of the MWTS to treat contaminants that are the same as, or substantially similar, in atomic weight and structure as the radioactive isotopes currently found in the contaminated water near Japan’s Fukushima Daiichi nuclear facility.

●
In Test Level 2, approximately 175 lbs of salt was added to the influent water to reach no greater than 1500 ppm. Level 2 was designed to show the capacity and efficacy of the MWTS to treat influent water with a high concentration of salinity – as found in brackish water.

●
In Test Level 3, hydrocarbons were added to the brackish concentrate from Test Level 2. Level 3 was designed to show the capacity and efficacy of the MWTS to treat contaminated effluent water typically produced in the oil and gas industry.

●
In Test Level 4, biological contaminants were added. Level 4 was designed to show the capacity and efficacy of the MWTS in safely removing contaminants commonly generated in healthcare and agricultural applications, markets in which we have intense interest.

The testing results demonstrated that the MWTS as configured could reduce or eliminate each of these contaminants.

Patents

Sionix holds 4 issued patents related to water treatment and one provisional patent application covering a new invention related to an evaporation technology filed on February 28, 2011. Three additional patent applications were filed on February 17, 2011 related to our process of bubble generation. Patents covering various aspects of the unit which forms a part of our MWTS will remain in force until 2023.  We intend to file additional patents in the future.

Patent/App Number	Filing Date	Issue Date	Title	Description	Estimated Expiration
6,921,478	2/27/03	7/26/05	Dissolved Air Flotation System	DAF for Purification of Water	8/6/23
7,033,495	2/27/03	4/25/06	Self Contained DAF System	DAF for Purification of Water	2/16/24
7,767,080	4/24/06	8/3/10	Self Contained DAF System	DAF for Purification of Influent Water (continuation of ‘495 patent)	2/27/23
7,981,287	8/2/10	7/19/11	Self Contained DAF System	DAF without turbulator section (continuation of ‘080 patent)	2/27/23
13/185,690	7/19/11	NA	Self Contained Dissolved Air Flotation System	(continuation of ‘287 patent)	2/27/23
13/029,767	2/17/11	NA	Dissolved Air Flotation Nozzle for Use with Self Contained Dissolved Air Flotation System	Method of Use/Bubble Separation System	NA
13/029,783	2/17/11	NA	Dissolved Air Flotation System with Improved White Water Injection System	White Water Injection System	NA
13/029,970	2/17/11	NA	Dissolved Air Flotation System with Bubble Separation System and Method of Use	DAF Nozzle	NA
61/447,043	5/12/12	NA	Pico Filtration System	Pico Water Treatment System	NA

Research and Development

Research and development expenses for the year ended September 30, 2012 were $886,491 and for the year ended September 30, 2011 were $562,179. Research and development consists of additional modifications to the MWTS based on the varying water conditions experienced by our customers and prospective customers, and adjustments to unit functionality based on testing results. We capitalize development costs in accordance with U.S. GAAP. All other costs, including salaries and wages of employees included in research and development, have been expensed as incurred.

Strategic Partners

In March 2010 we announced our strategic alliance agreement with Pacific Advanced Civil Engineering, Inc. (PACE), an advanced water engineering firm headquartered in Fountain Valley, California. PACE has over 35 years of experience in all phases of water remediation, large and small, including storm water management, river engineering, floodplain mapping, watershed analysis and planning, GIS water resource applications, water quality assessment, water and wastewater treatment, potable water storage and distribution, and lake systems. Under this agreement, PACE has provided periodic engineering oversight of our MWTS and the units included in them.

Pursuant to our arrangement with PACE, PACE is to receive a fee of 3% on the revenue earned from the sale of a MWTS for services provided on a per customer basis, to the extent that services are provided by PACE.  Should we require additional services from PACE, the services will be charged either on a per-hour or fixed-price basis.

We anticipate expanding these types of relationships to other firms who have industry or geographic expertise or relationships.  We believe this will help us to validate the efficacy of our technology.  We also believe that these relationships will provide exposure to a broader range of application opportunities and types of customers.

Competition

We estimate that we have hundreds of potential competitors – DAF has been used for over 80 years. However, due to the economic barriers created by the investment necessary to establish a manufacturing facility and employ the personnel necessary to develop and sell equipment, competition in the water treatment and filtration industry may develop erratically. Our MWTS competes with water treatment equipment produced by companies that are more established than we are and have significantly greater resources than we have, such as General Electric Co., Siemens Water Technologies, US Filter, Veolia Environment, and Cuno Incorporated. We also compete with large architectural/engineering firms that design and build water treatment plants and wastewater facilities and with producers of new technologies for water filtration. Competitive factors include system effectiveness, operational cost and practicality of application, pilot study requirements and potential adverse environmental effects. We note that competition in our industry is not based solely on price. Water purification, filtration and recycling solutions tend to be highly customized and designed to the customer’s specifications, and thus a wide range of considerations determine the competitiveness of the products and solutions of participants in our industry. In competing in this marketplace, we must also address the conservative nature of public water agencies and fiscal constraints on the installation of new systems and technologies. Currently we do not represent a significant presence in the water treatment industry.

Regulatory Matters

Process water treatment plants and wastewater plants must comply with clean water standards set by the Environmental Protection Agency under the authority of the Clean Water Act and standards set by states and local communities. In many jurisdictions, including the United States, because process water treatment facilities and wastewater treatment systems require permits from environmental regulatory agencies, delays in permitting could cause delays in construction or usage of the systems by prospective customers.

In 1974, the U.S. Safe Drinking Water Act was passed. It empowered the EPA to set maximum levels of contamination allowable for health-threatening microbes, chemicals, and other substances which could find their way into drinking water systems, and gave the agency the power to delegate enforcement.

By 1986, Congress was dissatisfied with the speed with which the EPA was regulating and enforcing contaminant limits. The SDWA revision that year set rigid timetables for establishing new standards and ordered water systems to monitor their supplies for many substances not yet regulated by EPA standards.

Additionally, it limited polluting activities near public groundwater wells used as drinking water sources - an acknowledgment of the growing threat to underground water supplies. It named 83 contaminants and set out a program for adding 25 more every 3 years, as well as specifying the “best available technology” for treating each contaminant.

The timetable for imposing these regulations was rigid and tended to treat all contaminants as equally dangerous, regardless of relative risk. The cost to water districts for monitoring compliance became a significant burden, especially to small or medium-sized districts. The 1986 law authorized the EPA to cover 75 percent of state administrative costs, but in actuality, only about 35 percent was funded.

Congress updated the SDWA again in 1996, improving on the existing regulations in two significant ways. First, they changed the focus of contaminant regulations to reflect the risk of adverse health effects, the rate of occurrence of the contaminant in public water systems, and the estimated reduction in health risk resulting from regulation. Along with this, a thorough cost-benefit analysis must be performed by the EPA, with public health protection the primary basis for determining the level at which drinking water standards are set. Second, states were given greater flexibility to implement the standards while arriving at the same level of public health protection. In addition, a revolving loan fund was established to help districts build necessary improvements to their systems.

While we are sensitive to matters of excessive or unreasonable regulatory oversight, the lack of consistent treatment standards, development of micron and sub-micron measurement technologies, and jurisdictional irregularities have also compounded regulatory complexities. We believe that on the whole, growth of reasoned and responsible regulatory standards tend to enhance the need for many forms of water treatment and fluids management – this enhancing opportunities for Sionix.

Manufacturing and Raw Materials

We sub-contract the manufacture of some of the components of our MWTS through a series of location-based service providers who manufacture and assemble in accordance with our specifications and design requirements. We determined that it was not cost-effective or necessary for quality management to maintain our own manufacturing operation, and have no plans to reconsider that decision. Our sub-contracting arrangements are anticipated to cover various international geographic regions, with a single contract manufacturer for the North American continent. The materials used in the production of the Sionix products are easily obtainable from a variety of suppliers.

Employees

We have seven full-time employees as of the date of this prospectus, none of whom are covered by any collective bargaining agreement. We consider the relationships with our employees to be good.

Properties

We do not own any physical properties that are material to our business. We lease a facility located at Lake Stevens, Washington that is used to assemble and test our water treatment systems. The facility consists of approximately 12,000 square feet of industrial space. The lease is a month-to-month lease and the rent is $11,598 per month.

Legal Proceedings

On October 24, 2012 our former Chairman and Chief Executive Officer, James. R. Currier, filed in the Superior Court of the State of Arizona in and for the County of Maricopa a legal action against us entitled “James R. Currier v. Sionix Corporation, a Nevada corporation." Mr. Currier's complaint contained claims alleging Breach of Contract, Breach of Implied Covenant of Good Faith and Fair Dealing, Wage Claim, Negligent Misrepresentation and Fraud. The allegations in the complaint related to his resignation from his position as Chief Executive Officer, and from the board as its Chairman and as a member.  The parties have resolved Mr. Currier's claims.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectability of accounts receivable, accounts payable, sales returns, and recoverability of long-term assets.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

Inventory

Inventory is stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis. Management utilizes specific product identification, historical product demand, and comparison of inventory costs to market value as the basis for determining the need for an excess or obsolete inventory reserve. Changes in market conditions, lower than expected customer demand, or changes in technology or features are also considered by management in determining whether an allowance for obsolete inventory is required. As of September 30, 2012 and September 30, 2011, management believes that no such reserve is required.

Property and Equipment

Property and equipment is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 5 years.

Accrued Derivative Liabilities

We apply ASC Topic 815, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for equity treatment. In the first and second quarter of the fiscal year ended September 30, 2010, liability accounting was triggered as there were insufficient shares to fulfill all potential conversions. We determined which instruments or embedded features required liability accounting and recorded the fair values as an accrued derivative liability. The changes in the values of the accrued derivative liabilities are shown in the accompanying income statements as “gain (loss) on change in fair value of warrant and option liability” and “gain (loss) on change in fair value of beneficial conversion liability.”

During the years ended September 30, 2012 and September 30, 2011, we determined that there were embedded derivatives in certain convertible notes payable. The change in fair value of these embedded derivatives is shown in the accompanying statements of operations as “gain (loss) on change in fair value of derivative liability.”

Fair Value Measurements

For certain of our financial instruments, including cash and cash equivalents, accounts payable, accrued expenses and short-term debt, the carrying amounts approximate fair value due to their short maturities. In addition, we have short-term debt with investors. The carrying amounts of the short-term liabilities approximate their fair value based on current rates for instruments with similar characteristics.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments we hold. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We analyze all financial instruments with features of both liabilities and equity under ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815.

We did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC Topic 825.

Revenue Recognition

Revenues from product sales are recorded when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) our price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. Our policy is to report our sales levels on a net revenue basis, with net revenues being computed by deducting from gross revenues the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

Our policy for shipping and handling costs billed to customers is to include these costs in revenue in accordance with ASC Topic 605, “Revenue Recognition,” which requires that all shipping and handling billed to customers should be recorded as revenue. Accordingly, we record our shipping and handling amounts within net sales and operating expenses.

Deferred revenue was $10,000 and $0 at September 30, 2012 and September 30, 2011, respectively, which represents advance billings and/or customer deposits on products for which revenue recognition criteria have not yet been met.

Research and Development

The cost of research and development is expensed as incurred. Total research and development costs were $886,491 and $562,179 for the years ended September 30, 2012 and 2011, respectively. Research and development consists of additional modifications to the MWTS based on the varying water conditions experienced by our customers and prospective customers and adjustments to unit functionality based on testing results.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes”. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Stock-Based Compensation

We record stock-based compensation in accordance with ASC Topic 718, “Compensation - Stock Compensation.” ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. Under ASC Topic 718, volatility is based on the historical volatility of our stock or the expected volatility of the stock of similar companies. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We use the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options. Option-pricing models require the input of highly complex and subjective variables including the expected life of options granted and the expected volatility of our stock price over a period equal to or greater than the expected life of the options. Because changes in the subjective assumptions can materially affect the estimated value of our employee stock options, it is management’s opinion that the Black-Scholes option-pricing model may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with ASC Topic 718 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Earnings Per Share

Earnings per share is calculated in accordance with the ASC Topic 260, “Earnings Per Share.” Basic net income or loss per share is computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants that are deemed “in the money” are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Also, under this method, convertible notes are treated as if they were converted at the beginning of the period. The following are reconciliations of the income (numerator) and number of shares (denominator) used in the basic and diluted earnings per share computations for the year ended September 30, 2010. For all other periods presented, the aforementioned securities were determined to be anti-dilutive and the number of shares used to determine basic and diluted earnings per share were the same.

	For the Year Ended September 30, 2010
	Income (Numerator)	Weighted Average Number of Shares (Denominator)	Amount per Share
Basic Earnings Per Share
Income available to common stockholders	$3,291,470	156,785,125	$0.02

Effect of Dilutive Securities
Stock options	-	969,547
Warrants	-	-
Convertible Debt	744,851	29,535,774

Diluted earnings per share
Adjusted income available to common stockholders	$4,036,321	187,290,446	$0.02

Contractual Obligations

At September 30, 2012, our significant contractual obligations, were as follows:

	Payments due by Period
	Less than	One to	Three to	More Than
	One Year	Three Years	Five Years	Five Years	Total
Notes payable, related parties	$25,000	$-	$-	$-	$25,000
Convertible notes	2,444,384	-	-	-	2,444,384
Total	$2,469,384	$-	$-	$-	$2,469,384

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, often established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Plan of Operation

We plan to continue marketing our existing MWTS to potential domestic and international customers. We believe that we are now able to aggressively market our systems to a variety of private companies and governmental entities in several vertical markets including oil and gas, agriculture, manufacturing, health care and public water utilities. The demonstration and available test results of the MWTS working at our facility located near Seattle, Washington will serve as a sales tool for possible applications and installations. We are engaging in selective sales and promotional activities in connection with the operation of the unit, including media exposure. If the unit continues to operate successfully, we believe we can receive orders for operating units.

We are also continuing to consider alternative product designs to accommodate the different needs we are uncovering during our sales efforts. We maintain our relationship with PACE for engineering support.

Recent Developments

Williston Basin

In February 2012 we entered into a Water Treatment Agreement with McFall Incorporated, a construction and logistics firm operating in the Williston Basin.  Under the agreement, we agreed to deploy one of our Mobile Water Treatment Systems to locations in the Williston Basin to decontaminate water emitted from drilling operations.  The agreement had an initial term of 5 years.   Following our execution of the Water Treatment Agreement, we formed Williston Basin I, LLC, a Nevada limited liability company (“WBI”), and in March 2012 we sold 4,000 membership units to 19 accredited investors, raising a total of $1,350,000.  As the holder of 60% of the membership of WBI, we were entitled to 60% of its net profit and distributable assets.  WBI intended to use the proceeds from the offering principally for the acquisition of the assets required for the performance of the Water Treatment Agreement.

Upon further review and consideration, we determined that our efforts to treat drilling mud did not allow us to take full advantage of our proprietary DAF system. Accordingly, we have proposed to McFall Incorporated that we amend our existing agreement related to the treatment of drilling mud, and instead direct our efforts in the treatment of fracking water prior to disposal into underground wells.  We have entered into an agreement with an operator of several disposal wells in the Williston Basin and have delivered treatment equipment to the operator’s site in anticipation of treating fracking production water that is currently being delivered to the site, but is too contaminated for disposal into their wells without treatment.  As well, we are developing certain testing and treatment protocols so that our testing activities are properly and accurately aligned with those required and customary in the oil and gas industry.  It is our intention that this project will demonstrate our capabilities in the Williston Basin region.

Related to this change of business focus, on November 26, 2012 we completed the repurchase of all outstanding membership interests in WBI.  In return for their membership interests and the release of WBI from any future claims, we offered the members the option of receiving a pro-rata share of the remaining capital invested into WBI, or they could assign their rights to their remaining capital to Sionix, in return for a convertible note issued by Sionix equal to 100% of their original investment. The pro-rata share calculation did not include our interest in WBI. The cash available for distribution totaled $854,046 or 63.3% of the original investment of $1,350,000. We returned $569,649 of the original capital invested, representing an original investment of $900,000, and issued convertible notes in the amount of $450,000 and received $284,397 of the remaining capital. The convertible notes issued mature on September 30, 2014, bear an annual interest rate of 10% payable in cash or in kind at our election, and are convertible at the election of the holder into common shares of Sionix at a rate of $0.04. As part of this offering, we paid a placement agent a fee of $45,000 for services provided in connection with this offering.

September 2012 Convertible Note Financing

On September 29, 2012 we entered into a securities purchase agreement dated September 25, 2012 with several accredited investors (“Holders”) for the purchase and sale of $1,025,000 of our convertible notes (“Notes”) and warrants. The Notes bear interest at the rate of 10% per annum beginning as of September 25, 2012, and mature on June 25, 2013. On the closing date, we paid nine months of pre-paid interest on the original principal amount of the Notes (based on the agreed nine-month term of the Notes).

The Notes are convertible at any time at the option of the Holders into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04 and may not be lower than $0.02 per share. We may redeem the Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount of the Notes. In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

We also agreed to issue warrants (“Warrants”) to the Holders for the purchase of up to 23,125,000 shares our common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.08 per share.

We have agreed to register the common stock into which the Notes may be converted, any shares of common stock that may be issued as payment of principal or interest, and the common stock underlying the Warrants, as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. We have agreed to file an initial registration statement within 30 days of the date of the registration rights agreement. If the Company fails to file a registration statement within this 30 day period, or to have it declared effective within 90 days after the date of the registration rights agreement, or to maintain its effectiveness (in addition to other events described in the full text of the registration rights agreement), the Company will be obligated to pay the investors liquidated damages equal to 2% of the principal amount of the Notes per month until the event is cured, for up to one year, and 1% per month thereafter if the event continues uncured. We agreed not to use the proceeds of the financing for redemption of common stock, settlement of litigation, or investments in certain other securities, and the proceeds will generally be applied toward working capital and our operating expenses.  We did not file a registration statement within 30 days from the date of the registration rights agreement and therefore we have incurred a penalty of $20,500.

The Notes were offered through a placement agent.  We paid a cash fee to the placement agent amounting to $87,535, which was 8.54% of the gross proceeds of the offering.

GEL Properties Convertible Redeemable Notes

On September 21, 2012 we issued a 6% Convertible Redeemable Note in the principal amount $100,000 maturing on September 21, 2013. We have an optional right of redemption prior to maturity upon a five-day notice and payment of a 50% premium on the unpaid principal amount of the loan. We paid fees of $6,000 in connection with the funding of this loan. In addition, we received a commitment in the form of a promissory note from the lender pursuant to which the lender will provide us with funding of an additional $300,000, $100,000 of which will become available on each of July 1, 2103, August 15, 2013 and October 1, 2013 (the "Additional Financing").

The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.  However, if we are able to register the underlying shares to the September 21, 2012 Note and the Additional Financing on or before December 5, 2012, then the applicable discount rate for all the notes will be reduced from 30% to 25%, and the interest rate charged will be reduced from 6% to 3%.

January 2013 10% Convertible Note Financing

On January 25, 2013 we entered into a securities purchase agreement dated January 25, 2013 with two accredited investors (“Holders”) for the purchase and sale of $140,000 of our convertible notes (the “January 2013 Notes”).   The January 2013 Notes bear interest at the rate of 10% per annum beginning as of January 25, 2013, and mature on September 30, 3014.

The January 2013 Notes are convertible at any time (subject to an increase in our Authorized common shares, or a Reverse Split of our existing Outstanding common shares with no change to its Authorized common shares) at the option of the Holders into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04 and may not be lower than $0.02 per share.  We may redeem the January 2013 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the January 2013 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

We have agreed to register the common stock into which the January 2013 Notes may be converted, any shares of common stock that may be issued as payment of principal or interest, as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. We have agreed to file an initial registration statement within 30 days of the date of the registration rights agreement.  If we fail to file a registration statement within this 30 day period, or to have it declared effective within 90 days after the date of the registration rights agreement, or to maintain its effectiveness (in addition to other events described in the full text of the registration rights agreement), we will be obligated to pay the investors liquidated damages equal to 2% of the principal amount of the January 2013 Notes per month until the event is cured, for up to one year, and 1% per month thereafter if the event continues uncured.

Additional information regarding our issued and outstanding securities may be found in the section of this prospectus titled “Description of Securities.”

RESULTS OF OPERATIONS

Year Ended September 30, 2012 Compared To Year Ended September 30, 2011

Operating Expenses.  We incurred operating expenses of $3,962,434 during the fiscal year ended September 30, 2012, a decrease of $238,836 or 6%, as compared to $4,201,270 for the fiscal year ended September 30, 2011. General and administrative expenses were $2,778,275 for the period ended September 30, 2012, a decrease of $399,021 or 13% over the prior year. The net decrease in general and administrative expenses was the result of decreases in employee incentive compensation (all non-cash), offset by increases in investor relations’ expenses and director fees (all stock-based). Sales and marketing costs were $271,835 for the period ended September 30, 2012 compared to $449,588 for the fiscal year ended September 30, 2011, a decrease of $177,753 or 40%. The decrease in sales and marketing expense was related to a reduction of personnel and vendors for sales support, as well as decreased travel and related expenses. Research and development expenses were $886,491 during the fiscal year ended September 30, 2012, an increase of $324,312 or 58%, as compared to $562,179 for the fiscal year ended September 30, 2011. The increase was due to an increase in personnel and the renting of a facility for the development of products.

Other Income (Expense).  Other income (expense) totaled ($1,799,385) during the fiscal year ended September 30, 2012, a decrease of $298,971 from the period ended September 30, 2011. We incurred interest expense of $1,374,383 during the fiscal year ended September 30, 2012, an increase of $874,985 or 175%, as compared to $499,398 for the fiscal year ended September 30, 2011. Normal operations were limited by the lack of available cash.

During the fiscal year ended September 30, 2012, we recorded a loss on settlement of debt of $489,140 compared to $1,711,416 for the prior year.

Liquidity and Capital Resources

We had cash and equivalents of $1,348,069 and $685 at September 30, 2012 and September 30, 2011, respectively. To date, our source of liquidity has been loans and the sale of our securities.  We expect to receive additional orders for MWTS, but if we do not receive additional orders or if these orders do not satisfy our capital needs, we expect to continue to sell our securities or obtain loans to meet our capital requirements.  We have no binding commitments for financing and, with the exception of the lease commitment we received during the 2012 fiscal year, no additional orders for the sale of our products. There can be no assurance that sales of our securities or of our MWTS, if such sales occur, will provide sufficient capital for our operations or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated. As of September 30, 2012, a total of approximately $2,822,585 in principal amount of certain promissory notes issued by the Company, plus accrued interest, were due. We have not yet paid the notes and no demand for payment has been made.

Operating Activities

Historically our source of cash for operations has been the sale of our equity and debt securities. We have no additional orders for the sale of water treatment systems or for the deployment of our MWTS, except as noted above.  There can be no assurance that sales of our securities, additional contracts for the sale of water treatment services, or of our water treatment systems, if such sales occur, will provide sufficient capital for our operations, or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated.  As of September 30, 2012, approximately $2,822,585 in principal and interest of certain promissory notes issued by us were or will be coming due on or before September 30, 2013, which is the latest maturity date of our existing notes.

During the fiscal year ended September 30, 2012, we used $2,568,382 of cash in operating activities. Non-cash adjustments included a cumulative $233,186 gain related to the change in fair value of derivative liabilities, $548,192 related to the amortization of the beneficial conversion feature and debt discounts, a loss of $489,140 on the settlement of debt, $268,214 for employee stock-based compensation, $1,707,576 for consultant stock-based compensation, and $25,834 for depreciation. We decreased our accounts payable by $417,618. We also reduced our accrued expenses by $233,558 through the settlement of debts using equity.  As of September 30, 2012, we recorded an increase of $5,023 in inventory.

During the fiscal year ended September 30, 2011, we used $2,187,812 of cash in operating activities. Non-cash adjustments included a cumulative $120,849 loss related to the change in fair value of derivative, warrant and option, and beneficial conversion liabilities, $157,586 related to the amortization of the beneficial conversion feature and debt discounts, a loss of $1,711,416 on the settlement of debt, $807,348 for employee stock-based compensation, $1,911,003 for consultant stock-based compensation, and $12,207 for depreciation. We increased our accounts payable by $82,775 through settlement of debts and cash raised through the sale of securities. We also reduced our accrued expenses by $374,655 through the settlement of debts using equity.  As of September 30, 2011, we recorded an increase of $727,166 in inventory.

Investing Activities

During the fiscal year ended September 30, 2012, we acquired property and equipment totaling $124,434 related to office operations. During the fiscal year ended September 30, 2011, we acquired property and equipment totaling $3,127 related to office operations.

Financing Activities

Financing activities provided $4,040,200 to us during the fiscal year ended September 30, 2012. We received $400,200 in proceeds from the sale of common stock and $2,190,000 in proceeds from borrowings. We also received $1,450,000 from the issuance of non-controlling interests in subsidiaries. Financing activities provided $2,168,540 during the fiscal year ended September 30, 2011. We received $1,821,040 in proceeds from the sale of common stock and $272,500 in short-term notes payable. As of September 30, 2012, we had an accumulated deficit of $37,534,994.

Management anticipates that future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a developmental business enterprise, many of which the Company cannot control.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies our current executive officers and directors.

Name	Age	Position	Director Since
James W. Alexander	72	Interim Chairman of the Board of Directors	March 2009
David R. Wells	50	President, Chief Financial Officer and Director	December 2009
Kenneth Calligar	55	Director and Interim Chief Executive Officer	July 2012
Bernard Brogan	59	Director	July 2012
Dr. Henry Sullivan	72	Director	October 2012

There are no family relationships between any of our directors or executive officers. Our directors serve until the next annual meeting of stockholders and until their successors are elected by our stockholders, or until the earlier of their death, retirement, resignation or removal. Our executive officers are appointed by our board of directors and serve at the board’s discretion. Except as described below under “Certain Relationships and Related Transactions”, there is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Business Experience

James W. Alexander. James W. Alexander joined our board in March 2009 and is currently the Interim Chairman of the Board of Directors. From January 1993 to the present, Mr. Alexander has been the General Manager of Alexander Energy, a Nevada general partnership. Alexander Energy engages in the purchase and management of oil and gas resources, including exploration and production. Mr. Alexander received a Bachelor of Business Administration from the University of Oklahoma. Mr. Alexander’s expertise in the oil and gas industry, which is an area in which the Company would like to establish a foothold, led us to believe that he should serve as a director.

David R. Wells. David R. Wells is the President and Chief Financial Officer of Sionix Corporation and he serves on the board of directors. Prior to joining the Company, from December 2005 to September 2009 he was the CFO of Voyant International Corporation. He is also founded DRW Consulting, Inc. (now StoryCorp Consulting) in 2007 which provides services to small growing public companies. Prior to joining Voyant, from July 2003 to October 2005 he served as VP Finance for PowerHouse Technologies Group, Inc. (now Migo Software, Inc.). Mr. Wells possesses over 20 years experience in finance, operations and administrative positions. While mainly focused on technology companies, he has also worked in supply-chain management, manufacturing and the professional services industry. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls. Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University. Mr. Wells experience in finance, operations and administration and his education led us to believe that he should serve as a director.

Kenneth Calligar.  Kenneth Calligar joined our board in July 2012 and became our Interim Chief Executive Officer in October 2012. Mr. Calligar founded Convertible Capital, a division of Trump Securities, in July 2008, a New York based investment banking firm, specializing in highly tailored capital raising and advisory work, and remains its Managing Partner.  From 2006 to 2008, Mr. Calligar was a managing director with Jefferies & Co. where he ran the equity-linked Capital Markets Group.  In addition he has held managing positions in convertible securities groups at H&Q, Chase, PaineWebber, and UBS.  Mr. Calligar was a member of the board of directors of Bacterin International Holdings, Inc., a publicly traded company, from May 2010 until October 2010.  Mr. Calligar was selected for our Board of Directors due to his experience raising capital in both equity and debt markets.

Bernard Brogan.  Bernard Brogan joined our board in July 2012.  Mr. Brogan has been self-employed as a consultant since April 2000 and operates out of Dublin, Ireland where he resides. His consulting experience includes a variety of turn around and real estate projects. Mr. Brogan spent a majority of his career with Microsoft where he was employed from 1988 to 2000. He held a variety of engineering management and strategic positions in the Microsoft European Operations center in Dublin, Ireland.  Mr. Brogan was selected for our Board of Directors for his engineering and manufacturing experience, and his business relationships.

Dr. Henry Sullivan.  Dr. Sullivan joined our board in October 2012. Dr. Sullivan has been the President and Chairman of Tie Tek, LLC since March 2004.  Prior to that he was the President and CEO of NATK.  Prior to that Dr. Sullivan was employed by Huntsman Chemical Corporation and Shell Oil Company, where he spent twenty-six years in various senior management roles.  Dr. Sullivan has been intensively involved in all phases of management and operations of technology companies primarily focused in the chemical and polymer/plastics industry for his entire career. He combines extensive experience as a senior executive for multinational, multi-billion dollar corporations with experience in the start-up, acquisition and development of manufacturing and marketing companies, many of them early-stage technology companies.

Dr. Sullivan has served as Chairman and Director of a number of companies and organizations in manufacturing and polymer technology, including Huntsman Chemical and the Executive Committee of the Society of the Plastics Industry. He currently serves as a Director of Sarkeys Energy Center at the University of Oklahoma.

Dr. Sullivan earned his Bachelor’s degree in Chemical Engineering from Cooper Union and completed Master’s and Ph.D. degrees in Chemical Engineering from New York University in 1965.  Dr. Sullivan's extensive industry experience in oil and gas and his knowledge of the use of chemicals led us to the conclusion that he would be a valuable addition to our Board of Directors.

EXECUTIVE COMPENSATION

Tabular Disclosure Regarding Executive Compensation

The following table reflects all compensation awarded to or earned by our Chief Executive Officer, our two most highly compensated officers other than the Chief Executive Officer who earned in excess of $100,000 during the last completed fiscal year and any other individuals who are no longer serving, but who did serve, as our Chief Executive Officer or as an officer during the last completed fiscal year who earned in excess of $100,000 (collectively referred to in this discussion as the “named executive officers”).

SUMMARY COMPENSATION TABLE

					Warrant/	Non-Equity	Non-Qualified
Name/				Stock	Option	Incentive Plan	Deferred
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards (1) ($)	Compensation ($)	Compensation ($)	Other (2) ($)	Total ($)

James R. Currier	2012	167,444	--	187,500	101,934	--	--	10,584	467,462
Former Chief Executive Officer	2011	131,333	80,000	--	321,220	--	--	8,000	540,553

David R. Wells	2012	192,765	--	112,500	131,289	--	--	12,000	448,554
President and Chief Financial Officer	2011	131,333	80,000	--	321,220	--	--	8,000	540,553

(1)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts represent the accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. The assumptions used in the calculation of these amounts for the fiscal year ended September 30, 2012 include the following: risk free rate of return of 0.44 – 2.24%; volatility of 152 – 190% dividend yield of 0%; and expected term of 5 years. The assumptions used in the calculation of these amounts for the fiscal year ended September 30, 2012 will be described in the Notes to our financial statements for the fiscal year ended September 30, 2012 once filed.

(2)	Other compensation is for automobile allowance.

We have implemented a compensation program for our employees consisting of base salary, cash bonuses and awards of stock options or restricted stock. We believe that a combination of cash, options for the purchase of common stock, or grants of restricted stock will allow us to attract and retain the services of the individuals who will help us achieve our business objectives, thereby increasing value for our stockholders. We grant options or restricted stock because we believe that share ownership by our employees is an effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. No employee is required to own our common stock.

In setting the compensation for our officers, we look primarily at the person’s responsibilities, at salaries paid to others in businesses comparable to ours, at the person’s experience and education and at our ability to replace the individual. We expect the salaries of our executive officers to remain relatively constant unless the person’s responsibilities are materially changed. During the 2011 and 2012 fiscal years, because we had limited cash resources, we periodically accrued salaries for our executive officers. As of September 30, 2012 we accrued a total of $0 in wages due to our employees through that date. It is possible that we will again be unable to pay these salaries in a timely manner until we begin to generate additional cash from sales of our products or we arrange additional financing in the form of equity sales or debt instruments.

We also expect that we may pay bonuses in the future to reward exceptional performance, either by the individual or by the Company.

The following table sets forth certain information concerning stock option awards granted to our named executive officers as of September 30, 2012. No options were exercised by our named executive officers during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Option Awards

	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/Unearned Options	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable (a)	Unexercisable
David R. Wells (1)	400,000	0	0	0.06	12/15/2014
James R. Currier (1)	400,000	0	0	0.06	12/15/2014
David R. Wells (2)	400,000	0	0	0.06	12/31/2014
James R. Currier (2)	400,000	0	0	0.06	12/31/2014
David R. Wells (3)	400,000	0	0	0.06	4/1/2015
James R. Currier (3)	400,000	0	0	0.06	4/1/2015
David R. Wells (4)	400,000	0	0	0.06	7/1/2015
James R. Currier (4)	400,000	0	0	0.06	7/1/2015
David R. Wells (5)	400,000	0	0	0.06	10/1/2015
James R. Currier (5)	400,000	0	0	0.06	10/1/2015
James R. Currier (6)	1,000,000	0	0	0.07	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.07	12/31/2016
James R. Currier (6)	1,000,000	0	0	0.09	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.09	12/31/2016
James R. Currier (6)	1,000,000	0	0	0.12	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.12	12/31/2016
James R. Currier (6)	1,000,000	0	0	0.15	12/31/2016
David R. Wells (6)	1,000,000	0	0	0.15	12/31/2016
James R. Currier (6)	500,000	0	0	0.10	12/31/2016
David R. Wells (6)	500,000	0	0	0.10	12/31/2016
James R. Currier (7)	500,000	0	0	0.10	3/31/2016
David R. Wells (7)	500,000	0	0	0.10	3/31/2016
James R. Currier (8)	500,000	0	0	0.10	6/30/2016
David R. Wells (8)	500,000	0	0	0.10	6/30/2016
James R. Currier (9)	500,000	0	0	0.15	9/30/2016
David R. Wells (9)	500,000	0	0	0.15	9/30/2016
James R. Currier (10)	500,000	0	0	0.15	12/31/2016
David R. Wells (10)	500,000	0	0	0.15	12/31/2016
James R. Currier (11)	500,000	0	0	0.15	3/31/2017
David R. Wells (11)	500,000	0	0	0.15	3/31/2017
James R. Currier (12)	500,000	0	0	0.15	6/30/2017
David R. Wells (12)	500,000	0	0	0.15	6/30/2017

Vesting dates for options are as follows:

(1)         Fully vested December 15, 2009
(2)         Fully vested January 1, 2010
(3)         Fully vested April 1, 2010
(4)         Fully vested July 1, 2010
(5)         Fully vested October 1, 2010
(6)         Fully vested January 1, 2011
(7)         Fully vested April 1, 2011
(8)         Fully vested July 1, 2011
(9)         Fully vested October 1, 2011
(10)       Fully vested January 1, 2012
(11)       Fully vested April 1, 2012
(12)       Fully vested July 1, 2012

Employment Agreements

On December 16, 2009 we entered into an employment agreement with James R. Currier to serve as our Chief Executive Officer. We agreed to pay Mr. Currier a salary of $180,000 per year. Mr. Currier is eligible to receive a performance bonus of up to 50% of his annual compensation, which, if earned, will be paid one-half in cash and one-half in shares of our common stock. The performance bonus will be earned upon the achievement by Mr. Currier of certain objectives during the 2010 fiscal year, including: the filing of restated financial statements, timely completion of all required financial statements included with our periodic reports, the achievement of certain revenue milestones, and remaining in the position through December 31, 2010. A total of $72,000 was earned as of December 31, 2010. Of that amount, $36,000 was payable in 522,617 shares of common stock which have been issued and $36,000 was payable in cash, of which $10,000 has been paid and the balance of $26,000 was converted into 509,804 shares of common stock. We also have granted to Mr. Currier an option to purchase 400,000 shares of our common stock at a price of $0.15 per share.

On May 30, 2010, we amended the option grant made to Mr. Currier through the employment agreement to adjust the exercise price from $0.15 per share of common stock, to $0.06 per share of common stock. The option was repriced to reflect the then-current market value of our common stock. All other terms and conditions of the option grant remained the same.

On January 1, 2011 we amended our employment agreement with James R. Currier. We agreed to increase Mr. Currier's base pay from $180,000 per year to $200,000 per year for calendar 2011, and we agreed to further adjustments in 2012 and 2013 targeted at $225,000 and $250,000, respectively. Mr. Currier will be eligible to receive a performance bonus at the discretion of the board, which, if granted, will be payable either in cash or shares of common stock at a price equal to 80% of the volume weighted average price for the applicable bonus period. We also have granted to Mr. Currier additional options to purchase 1,000,000 shares of our common stock at a price of $0.07 per share, 1,000,000 shares of our common stock at a price of $0.09 per share, 1,000,000 shares of our common stock at a price of $0.12 per share, and 1,000,000 shares of our common stock at a price of $0.15 per share, all of which vested upon grant.

Mr. Currier resigned his position as Chief Executive Officer on August 20, 2012.

On December 16, 2009 we entered into an employment agreements with David R. Wells to serve as our President and Chief Financial Officer. We agreed to pay Mr. Wells a salary of $180,000 per year. Mr. Wells is eligible to receive a performance bonus of up to 50% of his annual compensation, which, if earned, will be paid one-half in cash and one-half in shares of our common stock. The performance bonus will be earned upon the achievement by Mr. Wells of certain objectives during the 2010 fiscal year, including: the filing of restated financial statements, timely completion of all required financial statements included with our periodic reports, the achievement of certain revenue milestones, and remaining in the position through December 31, 2010. A total of $72,000 was earned as of December 31, 2010. Of that amount, $36,000 was payable in 522,617 shares of common stock which have been issued and $36,000 was payable in cash, of which $10,000 has been paid and the balance of $26,000 remains accrued. We also have granted to Mr. Wells an option to purchase 400,000 shares of our common stock at a price of $0.15 per share.

On May 30, 2010, we amended the option grant made to Mr. Wells through the employment agreement to adjust the exercise price of the option from $0.15 per share of common stock, to $0.06 per share of common stock. The option was re-priced to reflect the then-current market value of our common stock. All other terms and conditions of the option grant remained the same.

On January 1, 2011 we amended our employment agreement with Mr. Wells. We agreed to increase Mr. Well's base pay from $180,000 per year to $200,000 per year for calendar 2011, and we agreed to further adjustments in 2012 and 2013 targeted at $225,000 and $250,000, respectively. Mr. Wells will be eligible to receive a performance bonus at the discretion of the Board, which, if granted, will be payable either in cash or shares of common stock at a price equal to 80% of the volume weighted average price for the applicable bonus period. We also granted to Mr. Wells additional options to purchase 1,000,000 shares of our common stock at a price of $0.07 per share, 1,000,000 shares of our common stock at a price of $0.09 per share, 1,000,000 shares of our common stock at a price of $0.12 per share, and 1,000,000 shares of our common stock at a price of $0.15 per share, all of which vested upon grant.

Our executives are also entitled to participate in benefit programs offered to other employees of Sionix, including, life, health, dental, accident, disability, or other insurance programs and pension, profit-sharing, 401(k), savings, or other retirement programs, although we are not obligated to adopt or maintain any particular benefit program.

Mr. Wells' employment agreement has a term of three years. If we fail to give Mr. Wells notice at least six months prior to the expiration of the term that the agreement is terminated on the expiration date, then beginning on a date that is six months prior to the scheduled expiration date, the duration of the employment term will be extended an additional day for each day that passes, so that at any time there will not be less than six months remaining in the employment term.

If we terminate Mr. Wells' employment agreement without cause or if the agreement is terminated as a result of the death of Mr. Wells, Mr. Wells or his estate, as appropriate, will be entitled to receive, aside from accrued but unpaid salary and accrued benefits, his monthly compensation and benefits for a period of six months following the termination.

Severance and change of control arrangements. Pursuant to his employment agreement, the term of employment for our President and Chief Financial Officer extends through December 31, 2013. The contract provides for a six-month notice period for termination of the contract if notice is provided after July 1, 2012. The employment agreement with our President and Chief Financial Officer also provides for accelerated vesting of his then outstanding stock options in the event the executive is terminated by us without cause, is constructively terminated, or following a change of control. These arrangements are intended to preserve morale and productivity and to allow the executive to focus on enhancing our business without concern for the impact on their continued employment in the event of a change of control.

Compensation of Directors

The table below sets forth the compensation provided to our directors for services provided by them for the fiscal year ended September 30, 2012. We intend to continue compensating our directors with common stock for the services they provide.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Currier	--	--	(2)	--	--	--	--
David R. Wells	--	--	(2)	--	--	--	--
James W. Alexander		30,000	--	--	--	--	30,000
Johan Perslow (3)		30,000	--	--	--	--	30,000
Frank Power (4)		30,000	--	--	--	--	30,000
Kenneth Calligar		5,000	--	--	--	--	5,000
Bernard Brogan		5,000					5,000

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)
Mr. Currier and Mr. Wells have each received options to purchase common stock in conjunction with their employment agreements. The option grants have been reported in the Summary Compensation Table above. Mr. Currier and Mr. Wells are not eligible for compensation as directors at this time.

(3)	Mr. Perslow resigned as a director in September 2012.

(4)	Mr. Power resigned as a director in October 2012.

Directors receive compensation payable in our common stock. The number of shares of our common stock that our directors are entitled to receive is determined by dividing $7,500 by the volume weighted average price for each completed quarter during the year, payable in arrears. Directors are also reimbursed for expenses incurred in attending board meetings and other Sionix-related activities.

Insider Participation in Meetings of Directors

Other than Mr. Calligar, our Interim Chief Executive Officer, and Mr. Wells, our President and Chief Financial Officer, all of our directors are independent directors. All matters to be acted upon where potential conflicts exist between an executive officer who is also a director, such as Mr. Calligar and Mr. Wells, and the Company (for example, the terms of employment agreements, option grants, bonus awards, etc.) are discussed and approved by the non-interested directors on our board of directors. On matters where a conflict of interest is apparent and Mr. Calligar and Mr. Wells have recused themselves, any deadlocked voting is decided by the vote of our senior board member, who effectively functions as a lead independent director. Currently, James W. Alexander serves in this role.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

The OTC Bulletin Board does not have rules regarding director independence. Our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the Nasdaq Stock Market. On the basis of information solicited from each director, the board has determined that each of Mr. Alexander, Mr. Brogan and Dr. Sullivan has no material relationship with the Company and is independent within the meaning of such rules. We are in the process of interviewing individuals who we believe will enhance the composition of our board of directors and who will also meet the definition of “independence” as set forth in the rules of the Nasdaq Stock Market.

Described below are certain transactions or series of transactions that occurred from October 1, 2009 through the date of this prospectus (the “Period Reported”) between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

Mr. Kenneth Calligar, a director, founded Convertible Capital in July 2008.  Convertible Capital is a New York based investment banking firm specializing in highly tailored capital raising and advisory work. Mr. Calligar remains its Managing Partner.  Convertible Capital earned a fee of  $38,000 for services rendered in the placement of the September 2012 Notes.

Since October, 2011 Mr. Calligar, has been the holder of an approximately 6% membership interest in REVH20, LLC, a New York based provider of a fluids management suite-of-services to drillers and producers to reduce their overall costs and maximize their efficiency. REVH2O is currently constructing its primary water remediation and recycling facility in the heart of the Marcellus Shale (Ulysses, PA) gas formation.  REVH20 holds a minority membership interest in Williston Basin 1, LLC.

Mr. Calligar is also the general manager of Bonanza Creek Management Company, LLC, which manages investments made by Bonanza Creek Partners, LP.  Bonanza Creek Partners, LP purchased $700,000 in principal amount of our September 2012 Notes, which are more fully described in the section of this prospectus titled "Prospectus Summary - Securities to be Registered".

Mr. Bernard Brogan, a director, purchased a convertible note from us in July 2008 in the amount of $750,000.  The note bears interest at the rate of 12% per annum.  The note was renewed in July 2009 and has been extended several times since the original due date, which was July 31, 2010.  Currently the note remains unpaid and the maturity has been extended through September 30, 2013. The current amount due including accrued interest is approximately $1,175,655.

In March 2010 we announced a strategic alliance agreement with Pacific Advanced Civil Engineering, Inc. (PACE), an advanced water engineering firm headquartered in Fountain Valley, CA. Under this agreement, PACE provided engineering oversight of our application specific MWTU and MWTS. We have also entered into an exclusive services agreement with PERC Water Corporation (PERC), a water recycling and water asset management company headquartered in Costa Mesa, CA. Under the agreement, PERC has the exclusive right to supply logic controls, including the software, hardware, firmware, panels and networks, including Ethernet, Wi-Fi and/or satellite based telemetry. Johan Perslow, the founder and a principal shareholder of both PACE and PERC, was a director from June 2010 until his resignation in September 2012.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In 1996 our common stock was approved for quotation on the OTC Bulletin Board under the symbol “SINX”. As of January 31, 2013 we had 415,368,608 shares of common stock issued and outstanding and approximately 869 stockholders of record. This does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

The table below sets forth the range of high and low bid quotes of our common stock for each quarter for the last two fiscal years as reported by the OTC Bulletin Board, and our most recent fiscal quarter. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

	High	Low
Fiscal year ending September 30, 2013
First Quarter	$0.04	$0.01
Second Quarter through January 31, 2013	$0.02	$0.01

Fiscal year ending September 30, 2012
First Quarter	$0.07	$0.04
Second Quarter	0.08	0.04
Third Quarter	0.13	0.06
Fourth Quarter	0.07	0.03

Fiscal year ending September 30, 2011
First Quarter	$0.07	$0.04
Second Quarter	0.06	0.04
Third Quarter	0.19	0.04
Fourth Quarter	0.14	0.06

The total number of shares of common stock shown above as outstanding as of January 31, 2013 does not include additional shares of common stock that would be issued if our convertible promissory notes and debentures were converted to common stock. The conversion of all of our convertible promissory notes and debentures as of September 30, 2012, excluding amounts including in this registration statement, would have required us to issue an additional 74,740,278 shares of common stock.

As of January 31, 2013 we had 85,005,212 shares of restricted common stock outstanding, of which approximately 63 million shares may be sold pursuant to Rule 144, promulgated under the Securities Act of 1933.

Dividends

We have never paid any dividends. We anticipate that any future earnings will be retained for the development of our business and we do not anticipate paying any dividends on our common stock in the foreseeable future.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling security holders who may sell their shares under this prospectus from time to time.  No selling security holder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities.

The following table also provides certain information with respect to the selling security holders’ ownership of our securities as of January 31, 2013, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities.  The selling security holders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering.  Therefore, we have prepared the table below on the assumption that the selling security holders will sell all shares covered by this prospectus.

Some of the selling security holders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus.  Each selling security holder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder.

The shares described in the following table consist of shares of common stock and shares of common stock underlying common stock purchase warrants that were issued or are issuable in the 10% Convertible Note and Warrant Financing.  A discussion of the material terms of this offering is included in the section of this prospectus titled “Prospectus Summary”.  We may amend or supplement this prospectus from time to time to update the disclosure set forth herein, however, if a selling security holder transfers his or her interest in the common stock purchase warrants prior to the effective date of the registration statement of which this prospectus is a part, we will be required to file a post-effective amendment to the registration statement to provide the information concerning the transferee.  Alternatively, if a selling security holder transfers his or her interest in the common stock purchase warrants after the effective date of the registration statement of which this prospectus is a part, we may use a supplement to update this prospectus.  None of the selling security holders are or were affiliated with registered broker-dealers.  See our discussion titled “Plan of Distribution” for further information regarding the selling security holders’ method of distribution of these shares.

Selling Security Holder Table

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Shares Offered (1)	Shares Beneficially Owned after Offering	Percentage Beneficially Owned After Offering (2)
Bonanza Creek Partners, LP (3)	59,970,056	54,225,000	5,745,056	1.38%
Jeffrey Crouth (4)	9,750,000	5,743,750	4,006,250	*
Jeffrey Fleeman (5)	6,999,998	2,068,750	4,931,248	1.19%
TM Energy (6)	10,000,000	9,650,000	350,000	*
REVH2O, LLC (7)	12,583,333	5,500,000	7,083,333	1.71%
Dorothy Frances Sanford Living Trust (8)	7,582,353	7,582,353	-	*
Dean Delis Revocable Trust (1.16.2004) (9)	7,582,353	7,582,353	-	*
Gerald William McFadden (10)	5,000,000	5,000,000	-	*
David Lee (11)	2,000,000	2,000,000	-	*

Total	121,468,093	99,352,206	22,115,887	5.32%

(1) Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(2) Based on 415,368,608 shares of common stock outstanding on January 31, 2013.

(3) Includes 35,000,000 shares of common stock issuable upon conversion of the principal amount of 10% convertible note. The principal amount of the 10% convertible note is $700,000. The conversion price is $0.02 per share.  Also includes a 5-year warrant to purchase 15,725,000 shares of common stock exercisable at $0.08 per share.  Voting and investment control over these securities is held by Bonanza Creek Management Company and specifically Mr. Kenneth Calligar, the general manager of Bonanza Creek Management Company and one of our directors.  Mr. Calligar, as the general manager of Bonanza Creek Management Company, holds voting and investment power over all of the shares of our common stock owned by Bonanza Creek Management Company with the exception of 3,970,056 shares of common stock; Mr. Calligar, together with Mr. E. David Kailbourne, holds voting and investment power over these shares.

(4) Includes 3,750,000 shares of common stock issuable upon conversion of the principal amount of 10% convertible note. The principal amount of the 10% convertible note is $75,000. The conversion price is $0.02 per share.  Also includes a 5-year warrant to purchase 1,618,750 shares of common stock exercisable at $0.08 per share.

(5) Includes 1,250,000 shares of common stock issuable upon conversion of the principal amount of 10% convertible note. The principal amount of the 10% convertible note is $25,000. The conversion price is $0.02 per share.  Also includes a 5-year warrant to purchase 693,750 shares of common stock exercisable at $0.08 per share.

(6) Includes 6,250,000 shares of common stock issuable upon conversion of the principal amount of 10% convertible note.  The principal amount of the 10% convertible note is $125,000. The conversion price is $0.02 per share.  Also includes a 5-year warrant to purchase 2,775,000 shares of common stock exercisable at $0.08 per share.  Voting and investment control over these securities is held by Eamonn Garvey.

(7) Includes 5,000,000 shares of common stock issuable upon conversion of the principal amount of 10% convertible note.  The principal amount of the 10% convertible note is $100,000. The conversion price is $0.02 per share.  Also includes a 5-year warrant to purchase 2,312,500 shares of common stock exercisable at $0.08 per share.  Voting and investment control over these securities is held by E. David Kailbourne.

(8) Includes 5,082,353 shares of common stock issued upon conversion of the principal amount of 8% convertible note.  The principal amount of the 8% convertible note was $100,000. The conversion price is $0.021 per share.  Also includes a 5-year warrant to purchase 1,350,000 shares of common stock exercisable at $0.10 per share, and a 5-year warrant to purchase 1,150,000 shares of common stock exercisable at $0.08 per share.  Voting and investment control over these securities is held by Budd Sanford.

(9) Includes 5,082,353 shares of common stock issued upon conversion of the principal amount of 8% convertible note.  The principal amount of the 8% convertible note was $100,000. The conversion price is $0.021 per share.  Also includes a 5-year warrant to purchase 1,350,000 shares of common stock exercisable at $0.10 per share, and a 5-year warrant to purchase 1,150,000 shares of common stock exercisable at $0.08 per share..  Voting and investment control over these securities is held by Dean Delis.

(10) Includes 5,000,000 shares of common stock issuable upon conversion of the principal amount of a 10% convertible note.  The principal amount of the 10% convertible note is $100,000. The conversion price is $0.02 per share. Voting and investment control over these securities is held by Gerald William McFadden.

(11) Includes 2,000,000 shares of common stock issuable upon conversion of the principal amount of a 10% convertible note.  The principal amount of the 10% convertible note is $40,000. The conversion price is $0.02 per share. Voting and investment control over these securities is held by David Lee.
PLAN OF DISTRIBUTION

Each selling security holder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker dealers may agree with the selling security holders to sell a specific number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares. Broker-dealers engaged by the selling security holders may arrange for other broker dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated by them.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.   We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

If selling security holders are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

We have signed registration rights agreements with various investors.  These agreements require us to keep the registration statement, of which this prospectus is a part, effective for periods ranging from the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect or (iii) two years from the effective date.  We intend to keep the registration statement effective for the longest period required by the registration rights agreements we have signed. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person.  We will make copies of this prospectus available to the selling security holders who are required to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

Our transfer agent is Issuer Direct Corporation located at 500 Perimeter Park Dr, Suite D, Morrisville, NC 27560. Their telephone number is (919) 481-4000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2013, information regarding the beneficial ownership of our common stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of January 31, 2013 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On January 31, 2013 we had 415,368,608 shares of common stock outstanding.

Name and Address (1)	Number of Shares of Common Stock Benefically Owned		Percentage of Common Stock
Ken Calligar, Interim Chief Executive Officer and Director	85,786,556	(2)	20.65%
James Alexander, Interim Chairman of the Board	3,504,141	(3)	0.84%
David R. Wells, President, Chief Financial Officer and Director	17,736,973	(3)(4)	4.27%
Bernard Brogan, Director	555,555	(5)	0.13%
All Officers and Directors as a Group (4 total)	107,583,225		25.90%
5% Stockholders
Bonanza Creek Partners, LP	82,695,056	(6)	19.91%

(1)	The address for each of our officers and directors is 914 Westwood Blvd., Box 801, Los Angeles, California 90024.
(2)
Consists of 2,600,000 shares of common stock owned by Mr. Calligar, 377,000 shares of common stock owned by Mr. Calligar's individual retirement account, 114,500 shares of common stock owned by Convertible Capital, an entity in which Mr. Calligar is the managing partner, 31,970,056 shares of common stock owned by Bonanza Creek Partners, LP, a 10% secured convertible promissory note in the principal amount of $700,000 which may be converted into 35,000,000 shares of common stock and a warrant for the purchase of 15,725,000 shares of common stock.  Investments made by Bonanza Creek Partners, LP are managed by Bonanza Creek Management Company.  Mr. Calligar is the general manager of Bonanza Creek Management Company and has voting and investment control over the securities owned by Bonanza Creek Partners, LP. with the exception of 3,970,056 shares of common stock owned by Bonanza Creek Partners, LP, over which he shares voting and investment power with E. David Kailbourne.

(3)	Consists of common shares purchased either in the open market, or directly from the Company.
(4)	Consists of option grants as a result of employment contract dated December 16, 2009 and superseded by an agreement effective January 1, 2011.
(5)	Consists of common shares issued as a result of board compensation.
(6)	See the information in footnote (2) above.

DESCRIPTION OF SECURITIES
General

The following discussion of our securities is qualified in its entirety by our articles of incorporation, as amended, and our bylaws and by the full text of the agreements pursuant to which the securities were issued. We urge you to review these documents, copies of which have been filed with the Securities and Exchange Commission, as well as the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Common Stock

We are authorized to issue two classes of stock, which are designated as common stock and preferred stock. The total number of shares of common stock that we may issue is 600,000,000, with a par value per share of $0.001. As of January 31, 2013, we had 415,368,608 shares of common stock issued and outstanding that were held of record by approximately 867stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment. Our Articles of Incorporation do not provide for cumulative voting.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, with a par value of $0.001 per share. No shares of preferred stock are outstanding.

Options

As of September 30, 2012, we had issued and outstanding options for the purchase of up to 43,716,316 shares of common stock to our current and former directors, officers, and employees, with exercise prices ranging from $0.06 to $0.25 per share and a weighted average exercise price of $0.119.

Convertible Notes, Subordinated Convertible Debentures, Subordinated Debentures and Convertible Debentures.

Between October 2006 and February 2007, we completed an offering of $750,000 in principal amount of Convertible Notes, which bore interest at 10% per annum and were scheduled to mature at the earlier of (i) 18 months from the date of issuance (ii) an event of default or (iii) the closing of any equity related financing by us in which the gross proceeds are a minimum of $2,500,000. These notes were convertible into shares of our common stock at $0.05 per share or shares of any equity security issued by us at a conversion price equal to the price at which such security is sold to any other party. In the event that a registration statement covering the underlying shares was not declared effective within 180 days after the closing, the conversion price was to be reduced by $0.0025 per share for each 30 day period that the effectiveness of the registration statement was delayed but in no case could the conversion price to be reduced below $0.04 per share. All obligations under these notes have been satisfied by converting the amount owed into shares of our common stock.

On July 17, 2007, we completed an offering of $1,025,000 in principal amount of Subordinated Convertible Debentures to a group of institutional and accredited investors, which bore interest at the rate of 8% per annum, and matured 12 months from the date of issuance. These debentures were convertible into shares of the Company’s common stock at an initial conversion rate of $0.22 per share, subject to anti-dilution adjustments. As part of the offering, we issued warrants to purchase 2,329,546 shares of common stock at an initial exercise price of $0.50 per share as well as a warrant to the placement agent to purchase 465,908 shares of common stock. An amendment dated March 13, 2008 reduced the conversion rate of the notes to $0.15 per share and the exercise price of the warrants to $0.30 per share. All obligations under these notes have been satisfied by converting the amount owed into shares of our common stock.

On July 29, 2008, we completed an offering of $1,000,000 in principal amount of 12% Subordinated Convertible Notes to a group of institutional and accredited investors. The 12% Subordinated Convertible Notes were to mature on July 29, 2009 or sooner if declared due and payable by the holder upon the occurrence of an event of default, and they accrue interest at the rate of 12% per annum. The Debentures are convertible into common stock at a conversion price of $0.25 per share (the “Conversion Price”) from and after such time as our authorized common stock was increased, which occurred in March 2010. In the event of an offering of common stock, or securities convertible into common stock, at a price, conversion price or exercise price less than the conversion price (a “dilutive issuance”), then the conversion price of any then outstanding 12% Subordinated Convertible Notes will be reduced to equal such lower price, except in connection with certain exempt issuances. In an event of default, the conversion price will be reduced to $0.15 per share. As part of the offering, we issued warrants to purchase 3,333,333 shares of common stock, which expire five years from the date of grant, are exercisable at an exercise price of $0.30 per share, and may be exercised on a cashless basis at the election of the holder. In the event of a dilutive issuance, the exercise price of the warrants will be reduced to equal the price of the securities issued in the dilutive issuance, except in connection with certain exempt issuances. The exercise price of the warrants was reduced to $0.15 per share in July 2009. A portion of these notes had converted to common stock, and as of December 31, 2011, $1,096,566 in principal and accrued interest amounts remained outstanding.

During December 2009 and January 2010, the Company completed an offering of $240,000 in principal amount of 10% Convertible Debentures to a group of institutional and accredited investors. The 10% Convertible Debentures mature on various dates beginning in May 2010 through June 2010 or sooner if declared due and payable by the holder upon the occurrence of an event of default, and bear interest at the rate of 10% per annum. The debentures are convertible into common stock at a conversion price of $0.15 per share. As part of the above offering, we issued warrants to purchase 1,200,000 shares of common stock at exercise price of $0.25 per share. As of December 31, 2011, $55,403 in principal and accrued interest amounts remained outstanding.

During the period beginning in April 2010 and continuing through August 2012, we issued convertible notes with an interest rate of 8% to a single investor. We borrowed a total of $700,000 and there is remaining outstanding a total of $170,000 in principal amount. The loans are convertible into shares of our common stock at 55% of the market price on the conversion date. The market price is defined as the average of the lowest three trading prices for our common stock during the 10 trading days immediately prior to the conversion date.

On November 8, 2011 we borrowed $300,000 in principal amount pursuant to a 12% debenture. The debenture matures on July 31, 2012. We have an optional right of redemption prior to maturity. We must redeem the debenture on the maturity date at a redemption premium of 7.5%. We granted to the investor a continuing, first priority security interest in certain property belonging to us to secure the prompt payment, performance, and discharge in full of all of our obligations under the debenture, Securities Purchase Agreement, and Pledge Agreement. Subject to certain conditions being met, at our request the investor must purchase additional debentures in two tranches, each in an amount up to $350,000.

On September 21, 2012 we issued a 6% Convertible Redeemable Note in the principal amount $100,000 to GEL Properties.  The note matures on September 21, 2013.  We have an optional right of redemption prior to maturity upon a five-day notice and payment of a 50% premium on the unpaid principal amount of the loan.  We paid fees of $6,000 in connection with the funding of this loan. In addition, we received a commitment in the form of a promissory note from GEL Properties pursuant to which it will provide us with funding of an additional $300,000, $100,000 of which will become available, on each of July 1, 2103, August 15, 2013 and October 1, 2013.  The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.

On September 29, 2012 we entered into a securities purchase agreement dated September 25, 2012 with several accredited investors (“Holders”) for the purchase and sale of $1,025,000 of our convertible notes (the “September 2012 Notes”) and warrants.   The September 2012 Notes bear interest at the rate of 10% per annum beginning as of September 25, 2012, and mature on June 25, 2013.  On the closing date, we paid to the Holders nine months of pre-paid interest on the original principal amount of the September 2012 Notes (based on the agreed nine-month term of the September 2012 Notes).  The September 2012 Notes are convertible at any time at the option of the Holders into our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04, and may not be lower than $0.02 per share.  We may redeem the September 2012 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the September 2012 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

On January 25, 2013 we entered into a securities purchase agreement dated January 25, 2013 with two accredited investors (“Holders”) for the purchase and sale of $140,000 of our convertible notes (the “January 2013 Notes”).   The January 2013 Notes bear interest at the rate of 10% per annum beginning as of January 25, 2013, and mature on September 30, 3014.  The January 2013 Notes are convertible at any time at the option of the Holders (subject to an increase in our Authorized common shares, or a Reverse Split of our existing Outstanding common shares with no change to its Authorized common shares) into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04 and may not be lower than $0.02 per share.  We may redeem the January 2013 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the January 2013 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

Warrants

We have outstanding warrants to purchase 2,795,453 shares of our common stock that were issued in conjunction with the offering of our 8% Subordinated Convertible Debentures described above. The warrant exercise price is $0.30 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 850,000 shares of our common stock that were issued in conjunction with an offering in January 2008. The warrant exercise price is $0.18 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 9,000,000 shares of our common stock that were issued in conjunction with the offering and settlement of our 12% Subordinated Convertible Notes described above. The warrant exercise price was originally $0.30 per share, but has been reduced to $0.15 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 1,200,000 shares of our common stock that were issued in conjunction with the offering of our 10% Convertible Debentures described above. The warrant exercise price is $0.25 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 1,066,668 shares of our common stock that were issued in conjunction with an offering in February 2010. The warrant exercise price is $0.15 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 24,658,326 shares of our common stock that were issued in conjunction with a sale of common stock to various holders from August 2010 through April 2011. The warrant exercise price is $0.17 per share for the 20,895,826 warrants issued to the purchasing shareholders and $0.06 for the 3,762,500 issued to the finder. All of these warrants were immediately exercisable upon issuance and have a term of five years, and we have registered the underlying common stock for immediate sale through our registration statement that was declared effective by the SEC in May 2011.

We have outstanding warrants to purchase 3,579,722 shares of our common stock that were issued in conjunction with the conversion of certain notes from September 2010 to June 2011. The warrant exercise price is $0.10 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 10,730,312 shares of our common stock that were issued in conjunction with services provided. The weighted average exercise price is $0.22 per share. These warrants were immediately exercisable upon issuance and have a term of 5 years.

We have outstanding warrants to purchase 10,760,000 shares of our common stock that were issued in conjunction with certain settlements. The weighted average exercise price is $0.13 per share. These warrants were immediately exercisable upon issuance and have terms between 3 and 5 years.

We have outstanding warrants to purchase 4,380,000 shares of our common stock that were issued in conjunction with advisory board services. The weighted average exercise price is $0.25 per share. These warrants were immediately exercisable upon issuance and have a term of 5 years.

We have outstanding warrants to purchase 1,000,000 shares of our common stock that were issued to former board members. The exercise price is $0.25 per share. These warrants were immediately exercisable upon issuance and have a term of 5 years.

We have outstanding warrants to purchase 8,333,333 shares of our common stock that were issued in conjunction with a sale of common stock to Wenning Poultry in May 2010. The warrant exercise price was originally $0.17 per share. In April 2011, as part of an agreement with Wenning Poultry, we reduced the exercise price to $0.07 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

We have outstanding warrants to purchase 15,000,000 shares of our common stock that were issued in August 2011 in return for $75,000 in cash. The exercise price is $0.07 per share. These warrants were immediately exercisable upon issuance and have a term of two years.

On November 9, 2011, we completed a private placement in which we sold 1,666,667 units of our securities to an accredited investor at a purchase price of $0.06 per unit for aggregate gross proceeds of $100,000. Each unit consisted of one share of common stock and a warrant for the purchase of one-half a share of common stock, for a total of 833,333 shares of common stock. The warrants are exercisable at a price of $0.17 per share and expire on November 9, 2014.

We have outstanding warrants to purchase 23,125,000 shares of our common stock that were issued in conjunction with the offering of our 8% Convertible Debentures in the 8% Convertible Debenture and Warrant Financing, as described above. The warrant exercise price is $0.08 per share. These warrants were immediately exercisable upon issuance and have a term of five years.

In conjunction with the sale of our September 2012 Notes, we also issued warrants to the investors for the purchase of up to 23,125,000 shares of our common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.08 per share.

On March 2, 2012 we entered into a Securities Purchase Agreement with REVH2O LLC (the “REVH2O”) pursuant to which REVH2O agreed to purchase 4,166,667 units, consisting of common stock and warrants.  The transaction was completed on March 6, 2012.  Each unit consists of one restricted share of our common stock and a warrant to purchase one-half share of our common stock.  The warrant has a term of three years from the closing date and is exercisable at a price of $0.17 per share.

Preemptive Rights

From September 2010 through August 2012, we entered into Securities Purchase Agreements with Asher Enterprises, Inc. in which Asher was granted a right of first refusal to purchase shares of our common stock with respect to any equity financing that we conduct within twelve months of the closing date of each sale pursuant to the applicable Securities Purchase Agreement. Asher has waived such rights with respect to this offering, but there is no guarantee that Asher will waive its rights with respect to any future equity financing that we might seek conduct.

Certain Anti-Takeover Provisions of Nevada Law

We are subject to Nevada’s Combination with Interested Stockholders Statute (NRS 78.411 et. seq.).

The Combination with Interested Stockholders Statute prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. A “combination” means any merger or consolidation with an “interested stockholder” or affiliate of an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or affiliate of an “interested stockholder”:

●	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means (i) the beneficial owner of 10% or more of the voting shares of the corporation or (ii) an affiliate or associate of the corporation who at any time within 3 years immediately prior to the date in question was the beneficial owner of 10% or more of the voting shares of the corporation. A corporation may not engage in a “combination” within three years after the interested stockholder acquired his shares unless the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated (a) if it is approved by a majority of the voting power held by disinterested stockholders or (b) if the consideration to be paid by the interested stockholder for disinterested shares of common and preferred stock, as applicable, is at least equal to the highest of:

●
the highest price per share of such stock paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which the person became an interested stockholder, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period;

●
the market value per share of such stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period; or

●
for the holders of preferred stock, the highest liquidation value of the preferred stock, if it is greater than the value of both of the above, as applicable to preferred stock pursuant to the statute.

Preferred Stock

The certificate of amendment to our articles of incorporation, which was approved by our stockholders on March 17, 2010, expressly granted to our Board of Directors the authority to issue, from time to time, preferred stock of any series and, in connection with the creation of each such series, to fix by the resolution the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Nevada. The authority of the Board of Directors with respect to each series of the preferred stock includes, but is not limited to, determination of the following:

●	The number of shares constituting that series and the distinctive designation of that series;

●
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

●	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

●
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

●
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

●	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

●	Any other relative rights, preferences and limitations of that series.

We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the Securities and Exchange Commission can be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at the principal offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

EXPERTS

Kabani & Company, an independent registered public accounting firm, audited our financial statements for the years ended September 30, 2012 and 2011, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of Kabani & Company, given on their authority as experts in accounting and auditing.

LEGAL MATTERS AND INTERESTS OF NAMED EXPERTS

Richardson & Patel LLP and its principals have accepted our common stock in exchange for services rendered to us in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept our common stock for services rendered by them. As of the date of this prospectus, Richardson & Patel LLP and its principals collectively hold 6,764,600 shares of our common stock, and warrants to purchase up to 1,041,000 shares of our common stock.

SIONIX CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Sionix Corporation

We have audited the accompanying consolidated balance sheets of Sionix Corporation (a Nevada corporation) the “Company”) as of September 30, 2012 and 2011 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 2012 and 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sionix Corporation as of September 30, 2012 and 2011 and the results of its operations and its cash flows for the years ended September 30, 2012 and 2011 in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has incurred cumulative losses of $37,560,000. In addition, the company has had negative cash flow from operations for the years ended September 30, 2012 of $2,568,383.  These factors along with those discussed in Note 14 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14.

Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California.
December 31, 2012

Sionix Corporation
Consolidated Balance Sheets
For the Years ended September 30, 2012 and 2011

	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$1,348,069	$685
Other receivable	27,854	12,173
Inventory	1,311,349	1,306,326
Other current assets	91,529	26,676
Total current assets	2,778,801	1,345,860
Non-current assets:
Property and equipment, net	128,119	29,519

Total assets	$2,906,920	$1,375,379

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$155,547	$520,322
Accrued expenses	907,728	1,006,814
Notes payable - related parties	25,000	25,000
Convertible notes, net of debt discount	1,895,378	934,567
Secured promissory notes	225,681	-
Deferred revenue	10,000	-
Derivative liability	638,178	320,516
Shares to be issued	165,880	-
Total current liabilities	4,023,392	2,807,219
Stockholders' Deficit
Stockholders' Deficit Attributable to Sionix Corporation:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at September 30, 2012 and 2011	-	-
Common stock, $0.001 par value (600,000,000 shares authorized; 387,968,434 shares issued and outstanding at September 30, 2012; 299,331,673 shares issued and outstanding at September 30, 2011)	387,968	299,332
Additional paid-in capital	34,807,672	30,168,321
Accumulated deficit	(37,560,000)	(31,899,493)
Total stockholders' deficit attributable to Sionix Corporation	(2,364,360)	(1,431,840)
Equity attributable to noncontrolling interest	1,247,888	-
Total stockholders' deficit	(1,116,472)	(1,431,840)

Total liabilities and stockholders' deficit	$2,906,920	$1,375,379

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Consolidated Statement of Operations
For the Years Ended September 30, 2012 and 2011

	2012	2011

Operating expenses
General and administrative	$2,778,275	$3,177,296
Sales and marketing	271,835	449,588
Research and development	886,491	562,179
Depreciation	25,833	12,207
Total operating expenses	3,962,434	4,201,270

Loss from operations	(3,962,434)	(4,201,270)

Other income (expense)
Interest expense and financing costs	(1,374,383)	(499,398)
Gain (loss) on change in fair value of derivative liability	233,186	(120,849)
Other (expense) income	(169,048)	470,128
Legal settlements	-	(236,821)
Loss on settlement of debt	(489,140)	(1,711,416)
Total other income (expense)	(1,799,385)	(2,098,356)

Loss before income taxes	(5,761,819)	(6,299,626)
Income taxes	(800)	(800)
Net loss	(5,762,619)	(6,300,426)
Less: Net loss attributable to the noncontrolling interest	102,112	-
Net loss attributable to Sionix Corporation	$(5,660,507)	$(6,300,426)

Amounts attributable to Sionix Corporation:
Basic loss per share	$(0.02)	$(0.02)
Diluted loss per share	$(0.02)	$(0.02)

Basic weighted average number of shares of common stock outstanding	334,042,294	256,816,636
Diluted weighted average number of shares of common stock outstanding	334,042,294	256,816,636

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Consolidated Statements of Stockholders' Deficit
For the Years Ended September 30, 2012 and 2011

	Common Stock		Additional		Non-	Total
	Number		Paid-in	Accumulated	Controlling	Stockholders'
	of Shares	Amount	Capital	Deficit	Interest	Deficit

Balances at September 30, 2010	217,154,741	$217,155	$22,885,234	$(25,599,067)	$-	$(2,496,678)
Conversion of notes payable into common stock	23,696,276	23,696	2,437,177	-	-	2,460,873
Common stock issued for services	20,040,322	20,040	1,890,963	-	-	1,911,003
Common stock issued for cash	32,473,667	32,474	1,788,566	-	-	1,821,040
Warrants issued for cash	-	-	75,000	-	-	75,000
Cashless warrant exercises	166,667	167	(167)	-	-	-
Common stock issued settlement of accounts payable	5,800,000	5,800	284,200	-	-	290,000
Share based payments	-	-	807,348	-	-	807,348
Net loss	-	-	-	(6,300,426)	-	(6,300,426)

Balances at September 30, 2011	299,331,673	299,332	30,168,321	(31,899,493)	-	(1,431,840)
Conversion of notes payable into common stock	36,935,195	36,935	686,947	-	-	723,882
Common stock issued for services	34,067,872	34,066	1,673,510	-	-	1,707,576
Common stock issued for cash	6,670,001	6,671	393,529	-	-	400,200
Cashless warrant exercises	474,984	475	(475)	-	-	-
Common stock issued in settlement of accounts payable	9,988,709	9,989	453,291	-	-	463,280
Common stock issued for financing costs	500,000	500	-	-	-	500
Warrants issued with convertible debt	-	-	550,472	-	-	550,472
Fair value of beneficial conversion features	-	-	550,472	-	-	550,472
Warrants issued to induce debt conversion	-	-	63,391	-	-	63,391
Share based payments	-	-	268,214	-	-	268,214
Non-controlling interest	-	-	-	102,112	1,247,888	1,350,000
Net loss	-	-	-	(5,762,619)	-	(5,762,619)

Balances at September 30, 2012	387,968,434	$387,968	$34,807,672	$(37,560,000)	$1,247,888	$(1,116,472)

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2012 and 2011

	2012	2011

Cash flows from operating activities
Net loss	$(5,762,619)		$(6,300,426)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	25,834		12,207
Amortization of debt discounts	548,192		157,586
Share based payments	268,214		807,348
Common stock issued for services	1,707,576		1,911,003
(Gain) loss on change in fair value of derivative liability	(233,186)		120,849
Loss on settlement of debt	489,140		1,711,416
Changes in operating assets and liabilities:
Inventory	(5,023)		(727,166)
Other current assets	(267,686)		(38,059)
Accounts payable	417,618		82,775
Accrued expenses	233,558		374,655
Deferred revenue	10,000		(300,000)
Net cash used by operating activities	(2,568,382)		(2,187,812)

Cash flows from investing activities:
Purchase of property and equipment	(124,434)		(3,127)

Cash flows from financing activities:
Borrowings	2,190,000		272,500
Common stock issued for cash	400,200		1,821,040
Warrants issued for cash	-		75,000
Noncontrolling interests in subsidiary issued for cash	1,450,000		-
Net cash provided by financing activities	4,040,200		2,168,540

Net increase in cash and cash equivalents	1,347,384		(22,399)
Cash and cash equivalents, beginning of period	685		23,084
Cash and cash equivalents, end of period	$1,348,069		$685

SUPPLEMENTARY CASH FLOW INFORMATION:
Income taxes paid	$1,095		$3,673
Interest paid	$-		$-
Non-cash investing and financing activities:
Common stock issued for accounts payable and accrued compensation	$463,279	$

The accompanying notes are an integral part of these financial statements.

Sionix Corporation
Notes to Consolidated Financial Statements

Note 1 – Organization and Description of Business

Sionix Corporation (the "Company") was incorporated in Utah in 1996.  The Company was formed to design, develop, and market automatic water filtration systems primarily for small water districts. Sionix exited the development stage as of December 31, 2009 upon recognition of the revenue from the sale of a system.

The Company completed its reincorporation as a Nevada corporation effective July 1, 2003. The reincorporation was completed pursuant to an Agreement and Plan of Merger between Sionix Corporation, a Utah corporation ("Sionix Utah") and its wholly-owned Nevada subsidiary, Sionix Corporation ("Sionix Nevada"). Under the merger agreement, Sionix Utah merged with and into Sionix Nevada, and each share of Sionix Utah’s common stock was automatically converted into one share of common stock, par value $0.001 per share, of Sionix Nevada. The merger was effected by the filing of Articles of Merger, along with the Agreement and Plan of Merger, with the Secretary of State of Nevada.

Note 2 –Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Consolidation

The financial statements include the accounts of the Company, and its 60% owned subsidiary, Williston Basin I, LLC. All significant intercompany accounts and balances have been eliminated in consolidation. Participation of other unit holders in the net assets and net earnings of consolidated subsidiaries is included in the captions ‘equity attributable to noncontrolling interest’ and ‘net loss attributable to the noncontrolling interest’ in the accompanying consolidated balance sheets and consolidated statements of operations, respectively.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

Inventory

Inventory, consisting primarily of finished goods, is stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis. Management utilizes specific product identification, historical product demand, and comparison of inventory costs to market value as the basis for determining the need for an excess or obsolete inventory reserve. Changes in market conditions, lower than expected customer demand, or changes in technology or features are also considered by management in determining whether an allowance for obsolete inventory is required. For the year ended September 30, 2012, management recorded an allowance of $168,643, and the related expense is included in other (expense) income in the accompanying Statement of Operations.

Property and Equipment

Property and equipment, consisting primarily of office furniture and equipment, is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets, ranging from 3 to 5 years.

Impairment of Long-Lived Assets

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Derivatives

Derivative instruments are recognized as either assets or liabilities and are measured at fair value. Changes in the fair value of derivatives are recognized in earnings in the period of change.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts payable, accrued expenses, and short-term debt. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is primarily attributed to the short maturities of these instruments. The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value.

Advertising

The cost of advertising is expensed as incurred, and included in sales and marketing expense. Total advertising costs were $2,807 and $20,930 for the years ended September 30, 2012 and 2011, respectively.

Revenue Recognition

Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. The Company recognizes revenue net of an allowance for estimated returns at the time of sale. The allowance for sales returns is estimated based on the Company’s historical experience. Sales taxes are presented on a net basis (excluded from revenues and costs). Shipping and handling costs billed to customers is included in net revenue and those costs not billed to customers are included in operating expenses.

Research and Development

The cost of research and development is expensed as incurred. Total research and development costs were $886,491 and $562,179 for the years ended September 30, 2012 and 2011, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by tax authorities. Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements.

Stock-Based Compensation

The costs of all employee stock options, as well as other equity-based compensation arrangements, are reflected in the consolidated financial statements based on the estimated fair value of the awards on the grant date. That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). Stock compensation for stock granted to non-employees is determined as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Earnings per Share

Basic earnings per share are computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

For the years ended September 30, 2012 and 2011, the aforementioned securities were determined to be anti-dilutive and the number of shares used to determine basic and diluted earnings per share were the same.

Recently Issued Accounting Pronouncements

In September 2012, the FASB issued ASU No. 2012-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU No. 2012-08 provides companies an option to perform a qualitative assessment to determine whether further goodwill impairment testing is necessary. If, as a result of the qualitative assessment, it is determined that it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the two-step quantitative impairment test is required. Otherwise, no further testing is required. ASU No. 2012-08 will be effective for the Company for goodwill impairment tests performed in the fiscal year ended September 30, 2013, with early adoption permitted. The adoption of this guidance is expected to have no impact on the Company’s consolidated financial condition and results of operations.

Note 3 – Property and Equipment

Property and equipment consisted of the following at September 30, 2012 and 2011:

	2012	2011

Machinery and equipment	$166,159	$41,726
Less accumulated depreciation	(38,040)	(12,207)

Property and equipment, net	$128,119	$29,519

Depreciation expense for the years ended September 30, 2012 and 2011 was $25,833 and $12,207, respectively.

Note 4 – Accrued Expenses

Accrued expenses consisted of the following at September 30, 2012 and 2011:

	2012	2011

Accrued salaries	$306,055	$564,458
Interest payable	364,567	236,229
Claims payable	-	15,334
Other accrued expenses	237,106	190,793

Total accrued expenses	$907,728	$1,006,814

During the year ended September 30, 2012, the Company issued 5,800,000 shares of common stock, valued at $290,000, to settle the claims payable balance as of September 30, 2011. Also during the years ended September 30, 2012 and 2011, certain notes payable described in Note 9 were converted into common stock; included in the conversion amount was accrued interest of $84,856 and $216,966, respectively.

Note 5– Deferred Revenue

In June 2010, the Company received an order for a Mobile Water Treatment System (“MWTS”), which required a deposit. As of December 31, 2010, the Company had completed its design and manufacture of the system and put the unit in place and as of September 30, 2010, customer deposits were $300,000, and classified as deferred revenue.

In March 2011, the Company entered into a settlement agreement with the MWTS customer, which included return of the MWTS unit to the Company, forfeiture of customer deposits, and re-pricing of a warrant previously issued to the customer. Other income of $470,128 was recognized in the year ended September 30, 2011, representing the net impact of the above items.

In September 2012, the Company received a deposit of $10,000 based on an agreement to lease a MWTS.

Note 6 – Notes Payable – Related Parties

The Company has received advances in the form of unsecured promissory notes from stockholders. The original date of these advances was November 2009 and March 2012. These notes bear interest at rates up to 10% and are due on demand. As of both September 30, 2012 and 2011, such notes payable amounted to $25,000. Accrued interest on the notes amounted to $19,717 and $16,885 at September 30, 2012 and 2011, respectively, and is included in accrued expenses. Interest expense on these notes for the years ended September 30, 2012 and 2011 amounted to $2,833 and $2,636, respectively.

Note 7 – Convertible Notes

At September 30, 2012 and 2011, convertible notes payable amounted to $1,895,378 and $934,567, respectively, net of discounts of $383,660 and $143,871, respectively. The notes bear interest at 6% - 12% per annum, and are convertible into common stock of the Company at $0.15 - $0.25 per share (as well as variable conversion rates as described below). The notes are due at various dates through May 2013 and are unsecured.

During the year ended September 30, 2012, holders of convertible debentures elected to convert $996,554 of their debt plus accrued interest into 38,170,195 shares of common stock.

Unsecured Convertible Notes:

Through September 30, 2012, the Company issued $732,500 of convertible debentures (of which $170,000 is outstanding at September 30, 2012) that are convertible into common stock of the Company at variable conversion rates that provide a fixed rate of return to the note-holder. Under the terms of the notes, however, the Company could be required to issue additional shares of common stock in the event of default. The Company applied the provisions of ASC Topic 815, “Derivatives and Hedging” and determined that the conversion option should be bifurcated from the notes and valued separately. This conversion option has been recorded as a derivative liability, is being amortized over the terms of the related notes, and is carried at fair value in the accompanying balance sheet. During the years ended September 30, 2012 and 2011, the change in fair value of this derivative liability amounted to $233,186 and $(120,849), respectively.

6% Convertible Redeemable Note:

On November 23, 2011 Sionix issued a 6% Convertible Redeemable Note in the principal amount $100,000 maturing on November 23, 2012. Sionix has an optional right of redemption prior to maturity upon a five day notice and payment of a 40% premium on the unpaid principal amount of the loan. Sionix paid fees of $15,000 in connection with the funding of this loan. In addition, the Company received a commitment in the form of a promissory note from the lender pursuant to which the lender will provide the Company with funding of up to an additional $300,000 at the Company's discretion beginning on June 1, 2012, at which time $100,000 will become available on each of June 1, 2012, July 1, 2012 and August 1, 2012 (the "Additional Financing"). In conjunction with obtaining the Additional Financing, the Company issued 500,000 shares of common stock to the lender (the "Lender's Shares"). If the Company fails to draw down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will be entitled to keep the Lender's Shares. If the Company draws down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will use the Lender's Shares toward the conversion of the outstanding principal amount on the 6% Convertible Redeemable Note into shares of the Company's common stock. The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.

Subsequent to the initial borrowing, Sionix borrowed an additional $400,000 in connection with the Additional Financing described above and, after conversions, the remaining balance at September 30, 2012 amounted to $102,765.

8% Convertible Debentures:

In April, 2012 the Company entered into an agreement with Ascendiant Capital Group, LLC ("Ascendiant") for the sale of $550,000 of unsecured Convertible Debentures (the “Primary Debentures”) to accredited investors (the “Debenture Holders”) which bear an interest rate of 8% and are due to be repaid 18 months from the closing date.  The Debenture Holders will receive guaranteed interest on the original principal amount for a twelve-month period, even if the Primary Debentures are repaid within that period.  As of June 30, 2012 Ascendiant placed $200,000 of the Primary Debentures.  Subsequent to June 30, 2012 the Company terminated the offering and the Primary Debentures were converted into common stock.

The Primary Debentures were convertible into the Company’s common stock during the forty-five days following the issue date at a floor price of $0.08, and from the issue date until September 28, 2012 at a conversion price of no more than $0.13, based on the average of the three lowest closing bid prices for the common stock during the ten consecutive trading days immediately preceding the conversion request. After this period the conversion price was to be 75% of the average of the three lowest closing bid prices for the common stock during the ten consecutive trading days immediately preceding the conversion request. The Company had the right to demand immediate conversion of the Primary Debentures or some part of them if, at any time prior to the maturity date, the Company’s common stock had, for any twenty consecutive trading-day period, reported a closing bid price of $0.40 per share or greater and reported daily trading volume of 300,000 shares or more.

At the time the Primary Debentures were issued, the Company issued a total of 2,700,000 warrants to the holders of the Primary Debentures, which can be exercised for a period of 3 years from the closing date at an exercise price of $0.10. To induce conversion, the Company issued an additional 2,300,000 warrants to the holders which can be exercised for a period of 5 years after the date issued at an exercise price of $0.08 per share. Using the Black-Scholes method, the initial warrants were valued at $93,731, and the subsequent warrants were valued at $63,391. The initial warrants were recorded as a debt discount and were amortized through the date of conversion using the effective interest method. The subsequent warrants were recorded as a loss on settlement of debt. The following weighted-average assumptions were used in the Black-Scholes calculation.

●	risk free rate of return of 0.66% - 1.030%;

●	volatility of 170% - 174%

●	dividend yield of 0%; and

●	expected term of 3 - 5 years.

The Company has agreed to register the common stock into which the Primary Debentures may be converted, any shares of common stock that may be issued as payment of principal or interest, the common stock underlying the warrants and any additional shares of common stock that may be issued in connection with any anti-dilution provisions included in the Primary Debentures as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. The Company agreed to file the registration statement within 30 days of the closing date.

At the closing of the sale of the Primary Debentures, the Company paid a cash placement fee to the placement agent of 10% of the gross proceeds of the Primary Debentures, and 10% warrant coverage on the same terms as the warrants issued to the Debenture Holders.

10% Convertible Debentures:

On September 29, 2012 the Company entered into a securities purchase agreement dated September 25, 2012 with several accredited investors (“Holders”) for the purchase and sale of $1,025,000 of its convertible notes (“Notes”) and warrants.    The Notes bear interest at the rate of 10% per annum beginning as of September 25, 2012, and mature on June 25, 2013.  On the closing date, the Company paid and the Holders received nine months of pre-paid interest on the original principal amount of the Notes (based on the agreed nine-month term of the Notes).

The Notes are convertible at any time at the option of the Holders into the Company’s common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04, and may not be lower than $0.02 per share.  The Notes may be redeemed by the Company at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount of the Notes.  In addition the Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

The Company issued warrants to the Holders for the purchase of up to 23,125,000 shares of Company common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.08 per share.

The Company agreed to register the common stock into which the Notes may be converted, any shares of common stock that may be issued as payment of principal or interest, and the common stock underlying the warrants, as well as any shares of common stock that may be issued as a result of any stock split, dividend or other distribution. The Company agreed to file an initial registration statement within 30 days of the date of the registration rights agreement.  If the Company fails to file a registration statement within this 30 day period, or to have it declared effective within 90 days after the date of the registration rights agreement, or to maintain its effectiveness (in addition to other events described in the full text of the registration rights agreement), the Company will be obligated to pay the investors liquidated damages equal to 2% of the principal amount of the Notes per month until the event is cured, for up to one year, and 1% per month thereafter if the event continues uncured

The offering was made with the services of a placement agent.  At the closing of the sale and issuance of the Notes, the Company paid a cash fee to the placement agent in the amount of $87,535 or 8.54% of the gross proceeds of the offering.

The Company agreed not to use the proceeds of the financing for redemption of common stock, settlement of litigation, or investments in certain other securities, and the proceeds will generally be applied toward working capital and operating expenses of the Company.

Note 8 – 12% Secured Promissory Note

On November 8, 2011 Sionix issued a 12% Secured Promissory Note in the principal amount of $300,000 maturing on July 31, 2012. The Company has an optional right of redemption prior to maturity. Sionix must redeem the debenture on the maturity date at a redemption premium of 7.5%. Sionix granted to the investor a continuing, first priority security interest in certain property of Sionix to secure the prompt payment, performance, and discharge in full of all of the Company’s obligations under the Secured Promissory Note, Securities Purchase Agreement, and Pledge Agreement.

In connection with this borrowing, Sionix issued 2,358,491 shares of common stock as Incentive Shares, and 16,981,132 shares of common stock as Pledged Shares. At the Company’s option, the Incentive Shares may be redeemed for cash in the amount of $125,000; otherwise they are retained by the lender. The value of the Incentive Shares has been classified as a liability and is being amortized as interest expense over the term of the borrowing. The Pledged Shares were issued as security under the Pledge Agreement.

After conversions, the amount outstanding as of September 30, 2012 amounted to $225,681.

Note 9 – Note Conversions

During the year ended September 30, 2012, the Company issued 36,935,195 shares of common stock for conversion of debt in the amount of $1,081,410 (including interest). In connection with the conversions, the Company issued warrants to purchase 2,300,000 shares of common stock. In connection with the conversion of such debt, the Company recognized a loss of $136,989 as more fully described in Note 10.

During the year ended September 30, 2011, the Company issued 23,696,276 shares of common stock for conversion of debt in the amount of $1,055,591 (including interest). In connection with the conversions, the Company issued warrants to purchase 979,167 shares of common stock, and issued warrants to purchase 6,500,000 shares of common stock to replace warrants to purchase 4,166,666 shares of common stock.  In connection with the conversion of such debt, the Company recognized a loss of $1,161,457 as more fully described in Note 10.

Note 10 – Loss on Settlement of Debt

For the years ended September 30, 2012 and 2011, loss on settlement of debt consisted of:

	2012	2011

Loss on conversion of debt	$(136,989)	$(1,161,457)
Other	(352,151)	(549,959)

Loss on settlement of debt	$(489,140)	$(1,711,416)

As described in Note 9, the Company converted certain notes payable into common stock during the years ended September 30, 2012 and 2011, recognizing losses of $136,989 and $1,161,457, respectively as a result of the conversion.

Note 11 – Income Taxes

Income tax for the years ended September 30, 2012 and 2011 is summarized as follows:

	2012	2011
Current:
Federal	$-	$-
State	800	800
Deferred benefit	(2,200,000)	(2,300,000)

Change in valuation allowance	2,200,000	2,300,000

Income tax expense	$800	$800

Through September 30, 2012, the Company incurred net operating losses for tax purposes of approximately $38,300,000. The net operating loss carry forward for federal and state purposes may be used to reduce taxable income through the year 2032. The availability of the Company's net operating loss carry forward is subject to limitation if there is a 50% or more positive change in the ownership of the Company's stock.

The gross deferred tax asset balance as of September 30, 2012 is approximately $14,750,000.  A 100% valuation allowance has been established against the deferred tax assets, as the utilization of the loss carry forward cannot reasonably be assured.   Components of the deferred tax assets are limited to the Company’s net operating loss carryforwards, and are presented as follows at September 30:

	2012	2011
Deferred tax assets (liabilities):
Net operating loss carryforwards	$14,750,000	$12,550,000
Deferred tax assets, net	14,750,000	12,550,000
Valuation allowance	(14,750,000)	(12,550,000)

Net deferred tax assets	$-	$-

Differences between the benefit from income taxes and income taxes at the statutory federal income tax rate are as follows for years ended September 30:

	2012		2011
	Amount	Rate	Amount	Rate

Tax expense (benefit) at federal statutory rate	$(1,959,000)	-34.0%	$(2,017,000)	-34.0%
State taxes, net of federal benefit	(336,000)	-5.8%	(361,200)	-6.1%
Other	95,800	1.6%	79,000	1.4%
Net operating loss carryforward	2,200,000	38.2%	2,300,000	38.7%
Tax expense at actual rate	$800	0.0%	$800	0.0%

Note 12 – Stockholders’ Deficit

Common Stock

The Company has 600,000,000 authorized shares of common stock, par value $0.001 per share. As of September 30, 2012 and 2011, the Company had 387,968,434 and 299,331,673 shares of common stock issued, respectively.

During the year ended September 30, 2012, the Company issued 36,935,185 shares of common stock for conversion of debt in the amount of $1,081,410 including interest. During the year-ended September 30, 2011, the Company issued 23,696,276 shares of common stock for conversion of debt in the amount of $1,055,591 including interest.

During the years ended September 30, 2012 and 2011, the Company issued 34,067,872 and 20,040,322 shares of common stock valued at $1,707,576 and $1,911,003, respectively, for outside services.

During the year ended September 30, 2012, the Company issued 6,670,001 shares of common stock together with warrants to purchase 3,334,999 shares of common stock, for gross proceeds of $400,200 ($0.06 per share). The warrants issued are exercisable at $0.17 per share and expire five years from the date of issuance.

During the year ended September 30, 2011, the Company issued 32,473,667 shares of common stock together with warrants to purchase 16,236,833 shares of common stock, for gross proceeds of $1,821,040 ($0.06 per share). The warrants issued are exercisable at $0.17 per share and expire five years from the date of issuance. The Company paid finders’ fees of $125,000 and issued warrants for the purchase of 2,125,000 shares of common stock at a purchase price of $0.06 per share in connection with this financing.

Employee Stock Options and Warrants

A summary of the Company’s activity for employee stock options

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life
Outstanding at October 1, 2011	38,866,316	0.12	$-	3.01
Granted	4,850,000	0.14
Expired	-	-
Forfeited	-	-
Exercised	-	-
Outstanding at September 30, 2012	43,296,946	$0.12	$-	2.26
Exercisable at September 30, 2012	43,716,316	$0.12	$-	2.27

Options outstanding and exercisable as of September 30, 2012:

Exercise Price	Options Outstanding	Contractual Life	Weighted Average Remaining Options Exercisable	Weighted Average Remaining Contractual Life
$0.06	7,415,000	2.93	7,362,479	2.93
$0.07	2,000,000	3.25	2,000,000	3.25
$0.09	2,000,000	3.25	2,000,000	3.25
$0.10	9,416,850	1.82	9,416,850	1.82
$0.12	8,450,940	1.53	8,450,940	1.53
$0.14	500,000	2.76	133,151	2.76
$0.15	10,000,000	2.76	10,000,000	2.76
$0.17	1,000,000	3.67	1,000,000	3.67
$0.25	2,933,526	0.21	2,933,526	0.21
	43,716,316	2.27	43,296,946	2.26

During the year ended September 30, 2012, the Company granted a total of 14,365,000 options and warrants to certain officers and employees. Certain options and warrants vested immediately upon grant and have a term of five years; other options and warrants with a two-year term vest ratably over the vesting period. The weighted average grant-date fair value of these options and warrants was $831,670.   The fair value of these options and warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

●	risk free rate of return of 0.44% – 2.24%;

●	volatility of 152% – 190%;

●	dividend yield of 0%; and

●	expected term of 2-5 years.

During the year ended September 30, 2011, the Company amended the terms of 1,583,200 options granted to former officers. The officers’ options had an original exercise price of $0.15 - $0.25 per share, and were re-priced to $0.10 per share. The Company compared the fair value of the options immediately before and immediately after the amendments, and determined that the excess fair value of $36,542 should be recorded as compensation expense.

Stock Warrants

A summary of the Company’s warrant activity with non-employees:

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at October 1, 2011	94,266,670	$0.15	$75,000
Granted	30,834,999	0.14
Expired	(1,602,272)	-
Forfeited	(9,039,312)	0.25
Exercised	-	-
Outstanding as of September 30, 2012	114,460,085	$0.12	$-
Exercisable as of September 30, 2012	114,460,085	$0.12	$-

Warrants outstanding and exercisable as of September 30, 2012:

			Weighted
			Average
			Remaining	Weighted Average Exercise Price
Exercise	Warrants	Warrants	Contractual
Price	Outstanding	Exercisable	Life	Outstanding	Exercisable
$0.06	7,500,000	7,500,000	3.63	$0.06	$0.06
$0.07	22,833,333	22,833,333	1.54	$0.07	$0.07
$0.08	24,800,000	24,800,000	4.98	$0.08	$0.08
$0.10	6,726,578	6,726,578	3.36	$0.10	$0.10
$0.12	6,226,000	6,226,000	1.19	$0.12	$0.12
$0.14	5,000,000	5,000,000	3.06	$0.14	$0.14
$0.15	2,107,667	2,107,667	2.08	$0.15	$0.15
$0.17	27,993,325	27,993,325	3.16	$0.17	$0.17
$0.18	850,000	850,000	0.29	$0.18	$0.18
$0.25	6,730,000	6,730,000	0.81	$0.25	$0.25
$0.30	3,693,182	3,693,182	0.49	$0.30	$0.30

	114,460,085	114,460,085

During the year ended September 30, 2012, the Company completed offerings of $1,025,000 in principal amount of convertible debentures to a group of institutional and accredited investors.  As part of the offering, the Company issued warrants to purchase 22,500,000 shares of common stock at an exercise price of $0.08 per share, which expire five years from date of grant. The Company also issued warrants to purchase 3,334,999 shares of common stock at an exercise price of $0.17 per share in connection with equity financing. In connection with the issuance of its 8% convertible debentures, the Company issued warrants to purchase 2,700,000 shares of common stock at an exercise price of $0.10 per share; to induce conversion of these notes, the Company subsequently issued additional warrants to purchase 2,300,000 shares of common stock at an exercise price of $0.08 per share.

Note 13 – Commitments

Operating Lease

As of September 30, 2012, the Company does not have any lease commitments.

Note 14 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Through September 30, 2012, the Company has incurred cumulative losses of $37,560,000 including a net loss for the year ended September 30, 2012 of $5,762,619. As the Company has no cash flow from operations, its ability to continue as a going concern is entirely dependent upon obtaining adequate cash to finance its overhead, research and development activities, and acquisition of production equipment. It is unknown when, if ever, the Company will achieve a level of revenues adequate to support its costs and expenses. In order for the Company to meet its basic financial obligations, including salaries, debt service and normal operating expenses, it plans to sell additional units of its water treatment system, and to seek additional equity or debt financing. Because of the Company’s history and current debt levels, there is considerable doubt that the Company will be able to obtain financing. The Company’s ability to meet its cash requirements for the next twelve months depends on its ability to obtain such financing. Even if financing is obtained, any such financing will likely involve additional fees and debt service requirements which may significantly reduce the amount of cash we will have for our operations. Accordingly, there is no assurance that the Company will be able to implement its plans.

As mentioned in Notes 6, 7, 8, and 9, the Company has short-term promissory notes, convertible notes, and subordinated debentures some of which have matured. The Company is in the process of renegotiating the terms of the notes with the note holders to extend the maturity date. If the Company is unsuccessful in extending the maturity date, the Company may not be able to continue as a going concern. The Company is continuing its efforts to obtain customers for its products, expand its sales efforts worldwide and expand the industries it targets for possible customers. The Company also has future plans for additional products, and revisions to its current products. In support of this the Company plans to hire additional personnel who have the industry experience and the training so that they can be immediately effective in the building of the Company. The Company has also made changes to its manufacturing capabilities and believes that it can effectively outsource most if not all of its engineering, design, production and service to contract manufacturers and other professional firms. This would reduce costs and improve the quality of its products. It is also continuing to seek additional investment capital in the form of debt or equity to sustain continued operations, and considering certain changes to its capital structure to become more attractive to potential investors and business partners.

Note 15 – Supplemental Cash Flow Information

During the year ended September 30, 2012:

●	The Company issued 36,935,195 shares of common stock, having a value of $723,882, in connection with the conversion of certain notes payable.

●	The Company issued 9,988,709 shares of common stock, having a value of $463,280, in connection with the settlement of accounts payable.

●	The Company issued 34,067,872 shares of common stock for services. The fair value of the common stock on the date of issuance was $1,707,576.

During the year ended September 30, 2011:

●	The Company issued 23,696,276 shares of common stock in connection with the conversion of certain notes payable.

●	The Company issued 5,800,000 shares of common stock, having a value of $290,000, in connection with the settlement of accounts payable.

●	The Company issued 20,040,322 shares of common stock for services. The fair value of the common stock on the date of issuance was $1,911,003.

Note 16 – Subsequent Events

Williston Basin

In February 2012 we entered into a Water Treatment Agreement with McFall Incorporated, a construction and logistics firm operating in the Williston Basin.  Under the agreement, we agreed to deploy one of our Mobile Water Treatment Systems to locations in the Williston Basin to decontaminate water emitted from drilling operations.  The agreement had an initial term of 5 years.   Following our execution of the Water Treatment Agreement, we formed Williston Basin I, LLC, a Nevada limited liability company (“WBI”), and in March 2012 we sold 4,000 membership units to 19 accredited investors, raising a total of $1,350,000.  As the holder of 60% of the membership of WBI, we were entitled to 60% of its net profit and distributable assets.  WBI intended use the proceeds from the offering principally for the acquisition of the assets required for the performance of the Water Treatment Agreement.

Upon further review and consideration, we determined that our efforts to treat drilling mud did not allow us to take full advantage of our proprietary DAF system.  Accordingly, we have proposed to McFall Incorporated that we amend our existing agreement related to the treatment of drilling mud, and instead direct our efforts in the treatment of fracking water prior to disposal into underground wells.  We have entered into an agreement with an operator of several disposal wells in the Williston Basin, have delivered treatment equipment to their site in anticipation of treating frack production water that is currently being delivered to their site, but is too contaminated for disposal into their wells without treatment.  As well, we are developing certain testing and treatment protocols so that our testing activities are properly and accurately aligned with those required and customary in the oil and gas industry.  It is our intention that this project will demonstrate our capabilities in the Williston Basin region.

Related to this change of business focus, on November 26, 2012 we completed the repurchase of all outstanding membership interests in WBI.  In return for their membership interests and the release of WBI from any future claims, we offered the members the option of receiving a pro-rata share of the remaining capital invested into WBI, or they could assign their rights to their remaining capital to Sionix in return for a convertible note issued by Sionix equal to 100% of their original investment. The pro-rata share calculation did not include Sionix's interest in WBI. The cash available for distribution totaled $854,046 or 63.3% of the original investment of $1,350,000. We returned $569,649 of the original capital invested, representing an original investment of $900,000, and issued convertible notes in the amount of $450,000 and received $284,397 of the remaining capital. The convertible notes issued mature on September 30, 2014, bear an annual interest rate of 10% payable in cash or in kind at our election, and are convertible at the election of the holder into common shares of Sionix at a rate of $0.04. As part of this offering, we paid a placement agent a fee of $45,000 for services rendered to us in connection with this transaction.

Lawsuit with Former Chairman and Chief Executive Officer

On October 24, 2012 our former Chairman and Chief Executive Officer, James. R. Currier, filed in the Superior Court of the State of Arizona in and for the County of Maricopa a legal action against us entitled “James R. Currier v. Sionix Corporation, a Nevada corporation." Mr. Currier's complaint contained claims alleging Breach of Contract, Breach of Implied Covenant of Good Faith and Fair Dealing, Wage Claim, Negligent Misrepresentation and Fraud. The allegations in the complaint relate to his resignation from his position as Chief Executive Officer, and from the board as its Chairman and as a member.  The parties are in the process of working to resolve Mr. Currier's claims, which will likely result in the dismissal of the lawsuit in the near future.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of all expenses, all of which we will pay, in connection with the registration of the common stock offered hereby:

	Amount
SEC registration fee	$462
Printing fees	1,500	*
Legal fees	25,000	*
Accounting fees and expenses	7,500	*
Miscellaneous	5,000	*
Total	$39,462	*

* Estimated.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law generally permits us to indemnify our directors, officers and employees. Pursuant to the provisions of Nevada Revised Statutes 78.7502, a corporation may indemnify its directors, officers and employees as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions and Other Arrangements of the Registrant

Article 5 of our articles of incorporation provides for the indemnification of any and all persons who serve as our director or officer to the fullest extent permitted under Nevada law. We currently carry directors’ and officers’ liability insurance covering our directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the registrant has issued and sold the following unregistered securities:

During December 2009, we completed an offering of $240,000 in principal amount of convertible debentures to a group of institutional and accredited investors. The 10% Convertible Debentures mature on various dates beginning in May 2010 through June 2010 or sooner if declared due and payable by the holder upon the occurrence of an event of default, and bear interest at the rate of 10% per annum. The debentures will be convertible into common stock at a conversion price of $0.15 per share from and after such time as the authorized common stock is increased in accordance with applicable federal and state laws. As part of the above offering, we issued warrants to purchase 1,000,000 shares of common stock at exercise price of $0.25 per shares. The warrants have a term of five years and begin to expire in July 2013. We relied on Section 4(2) of the Securities Act of 1933 to issue the shares in a non-public offering inasmuch as the securities were offered and sold without any form of general solicitation or general advertising and the offerees were accredited investors.

In January and February, 2010, we issued 203,000 shares of common stock in exchange for $20,000 of services previously rendered. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cash in a non-public offering, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

In February and March, 2010, we issued 440,000 shares of common stock to various noteholders in return for their agreement to extend the expiration of their notes. We relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, in this non-public offering as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On April 28, 2010 we borrowed $75,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933 to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On May 25, 2010, we issued 2,792,537 shares of common stock in exchange for $251,328 of services previously rendered. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cash in a non-public offering, as the common stock was issued in a non-public offering without any form of general solicitation or general advertising and the acquirers were accredited investors.

On May 25, 2010 we borrowed $35,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On June 22, 2010, we issued 8,333,333 shares of common stock together with warrants to purchase 8,333,333 shares of common stock, for gross proceeds of $500,000. We relied on Section 4(2) of the Securities Act of 1933 to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On June 23, 2010, we issued 360,013 shares of common stock for conversion of debt in the amount of $54,518 (including interest). We relied on section 3(a)(9) of the Securities Act of 1933 to issue the securities inasmuch as the shares were issued in a conversion of notes held by our existing security holders, and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On June 23, 2010, we issued 458,680 shares of common stock to various noteholders in return for their agreement to extend the expiration of their notes. We relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of common stock under the Securities Act.

On June 23, 2010, we issued 2,577,520 shares of common stock in exchange for $226,202 of services previously rendered. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of indebtedness in a non-public offering, as the common stock was issued in a non-public offering without any form of general solicitation or general advertising and the acquirers were accredited investors.

On July 16, 2010, we issued 200,000 shares of common stock in exchange for $16,000 of future services. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock as consideration for the services, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On July 29, 2010, we issued 1,346,511 shares of common stock in exchange for $94,256 of services previously rendered. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of this indebtedness, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On August 13, 2010, we entered into a financing with nine investors for the purchase and sale of an aggregate of 6,833,331 units at a purchase price of $0.06 per unit for a total financing of $410,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 3,416,664 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933 to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation. In conjunction with this offering, which was completed in December 2010, we issued to a registered broker-dealer, a five year warrant for the purchase of 2,125,000 shares of common stock with an exercise price of $0.06.

On August 18, 2010, Sionix and Ascendiant Capital Group, LLC (“Ascendiant”) entered into a Settlement Agreement pursuant to which we agreed to issue 4,000,000 shares of our common stock to Ascendiant in exchange for extinguishment of the claims against us and dismissal of the Litigation. On August 20, 2010, the presiding judge entered an Order Approving Settlement of Claim, pursuant to which the Settlement Agreement became binding on Sionix and Ascendiant, and, on August 23, 2010, the Settlement Shares were issued to Ascendiant. The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which Ascendiant had the right to appear.  The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

On August 30, 2010, we entered into a financing with five (5) investors for the purchase and sale of an aggregate of 3,416,665 units at a purchase price of $0.06 per unit for a total financing of $205,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 1,708,332 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make these non-public offerings inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On September 9, 2010 we borrowed $35,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933 to make this non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On September 24, 2010, we issued 250,000 shares of common stock in exchange for $12,500 of services previously rendered. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of this indebtedness, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

During the year ended September 30, 2010, we issued 37,629,046 shares of common stock for conversion of debt in the amount of $2,071,668 (including interest). The conversions were effected as a result of extension of an offer to substantially all of its note-holders to convert their outstanding notes, plus accrued interest, into common stock at a specific conversion price, generally $0.06 per share. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in conversion of debt in a non-public offering, as the common stock was issued in a non-public offering without any form of general solicitation or general advertising and the acquirers were accredited investors.

On October 13, 2010, we entered into a financing with nine investors for the purchase and sale of an aggregate of 6,683,334 units at a purchase price of $0.06 per unit for a total financing of $401,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 3,341,667 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make the non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

In November and December, 2010, we issued 3,597,932 shares of common stock for conversion of debt in the amount of $191,255 (including interest). We relied on Section 4(2) of the Securities Act, and Regulation D promulgated thereunder, as providing an exemption from registering the sale of these shares of common stock in a non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On December 7, 2010, we issued 3,747,004 shares of common stock in exchange for $151,529 of services previously rendered. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for cancellation of this indebtedness, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On December 13, 2010, we entered into a financing with three investors for the purchase and sale of an aggregate of 3,666,667 units at a purchase price of $0.06 per unit for a total financing of $220,000. Each unit consisted of one restricted share of common stock and a warrant to purchase the number of shares of Common Stock equal to the number of units purchased by the investor multiplied by 50%, for a total of 1,833,333 shares available for purchase through the warrants. The warrants are valid for a period of 5 years from the closing date and are exercisable at a price of $0.17 per share. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make the non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On December 21, 2010, we issued 1,000,000 shares of common stock in exchange for $39,000 of future services. We relied on section 4(2) of the Securities Act of 1933 to issue the common stock in exchange for these services, as the common stock was issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On November 24, 2010, we entered into an additional Settlement Agreement with Ascendiant pursuant to which we agreed to issue 5,800,000 shares of its common stock to Ascendiant in exchange for extinguishment of the claims against us and dismissal of the litigation. On December 17, 2010, the presiding judge in the Litigation entered an Order Approving Settlement of Claim, pursuant to which the Settlement Agreement became binding on Sionix and Ascendiant, and, on December 17, 2010, the Settlement Shares were issued to Ascendiant. The terms and conditions of the issuance of the Settlement Shares were approved, after a hearing upon the fairness of such terms and conditions at which Ascendiant had the right to appear. The issuance of the Settlement Shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 3(a)(10) of such Act.

On January 11, 2011 we borrowed $65,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, as amended, to make the offerings inasmuch as the securities were issued in a non-public offering to accredited investors only without any form of general solicitation.

On April 4, 2011 we borrowed $35,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933to make this non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On April 6, 2011, we completed a private placement in which we sold and issued 21,191,685 units of our securities to 22 accredited investors at a purchase price of $0.06 per unit, for aggregate gross proceeds of $1,271,501.12. Each unit consisted of one (1) share of common stock and included 50% warrant coverage such that each investor received a warrant to purchase a number of shares of common stock equal to 50% of the number of units purchased by the investor, for a total of 10,595,843 shares of common stock issuable upon exercise of the investor warrants. The warrants are valid for a period of five years from the closing date and are exercisable at a price of $0.17 per share. The investors were existing stockholders or otherwise had a pre-existing relationship with us prior to this offering. In connection with the offering, we issued to a registered broker-dealer, a five year warrant for the purchase of up to 1,637,500 shares of common stock at an exercise price of $0.06 per share, and a placement fee in the amount of $100,000 in cash. The issuance of the units and the warrant to the broker-dealer were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, inasmuch as the securities were issued to accredited investors only without any form of general solicitation or general advertising.

In April 2011 we reduced the exercise price of a warrant issued to customer in connection with a settlement we entered into with the customer. The per share exercise price of the warrant was reduced from $0.17 to $0.07. We relied on Section 3(a)(9) of the Securities Act as providing an exemption from registering the issuance of the warrant as modified inasmuch as the modified warrant was issued to an existing security holder exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the modification.

On May 19, 2011 we borrowed $55,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933to make this non-public offering inasmuch as the securities were issued to accredited investors only without any form of general solicitation.

On September 16, 2011 we borrowed $40,000 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

On October 17, 2011 we borrowed $37,500 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

For the quarter ended June 30, 2011 we issued 15,882,249 shares of common stock for conversion of debt in the amount of $801,991 (including interest). We relied on Section 3(a)(9) of the Securities Act as providing an exemption from registering the issuance of these shares of common stock under the Securities Act inasmuch as the conversion was made with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On November 8, 2011 we closed an offering of 12% debentures in the principal amount of $300,000 to TCA Global Credit Master Fund, LP. The debenture is dated October 31, 2011 and matures on July 31, 2012. We have an optional right of redemption prior to maturity. We must redeem the debenture on the maturity date at a redemption premium of 7.5%. We granted to the investor a continuing, first priority security interest in certain property belonging to us to secure the prompt payment, performance, and discharge in full of all of our obligations under the debenture, Securities Purchase Agreement, and Pledge Agreement. Subject to certain conditions being met, at our request the investor must purchase additional debentures in two tranches, each in an amount up to $350,000. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

On November 9, 2011, we completed a private placement in which we sold 1,666,667 units of our securities to an accredited investor at a purchase price of $0.06 per unit for aggregate gross proceeds of $100,000. Each unit consisted of one share of common stock and a warrant for the purchase of one-half a share of common stock, for a total of 833,333 shares of common stock. The warrants are exercisable at a price of $0.17 per share and expire on November 9, 2014. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

On November 23, 2011 we borrowed $100,000 in principal amount through a 6% Convertible Redeemable Note maturing on November 23, 2012. Sionix has an optional right of redemption prior to maturity upon a five (5) day notice and payment of a 40% premium on the unpaid principal amount of the loan. Sionix paid fees of $15,000 in connection with the funding of this loan. In addition, the Company received a commitment in the form of a promissory note from the lender pursuant to which the lender will provide the Company with funding of up to an additional $300,000 at the Company's discretion beginning on June 1, 2012, at which time $100,000 will become available, on each of June 1, 2012, July 1, 2012 and August 1, 2012 (the "Additional Financing"). In conjunction with obtaining the Additional Financing, the Company issued 500,000 shares of common stock to the lender (the "Lender's Shares"). If the Company fails to draw down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will be entitled to keep the common stock. If the Company draws down all of the funds made available by the Additional Financing between June 1, 2012 and August 1, 2012, the lender will use the Lender's Shares toward the conversion of the outstanding principal into shares of the Company's common stock. The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.

On December 13, 2011 we borrowed $42,500 from Asher Enterprises, Inc. The loan is evidenced by a promissory note and matures 270 days from the issuance date. The note accrues interest at the rate of 8% per annum until the principal amount and all accrued interest is converted into common stock at the request of the borrower. The borrower can convert the note into common stock at a 45% discount to the VWAP as of the conversion date upon request, but cannot convert until 180 days have elapsed from the date of the note. We relied on Section 4(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to an accredited investor without any form of general solicitation.

During the three months ended December 31, 2011, we issued 3,758,808 shares of common stock for conversion of debt in the amount of $93,600 (including interest). We relied on Section 3(a)(9) of the Securities Act as providing an exemption from registering the issuance of these shares of common stock under the Securities Act inasmuch as the conversion was made with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On February 2, 2012 we issued to War Chest Capital Multi-Strategy Fund, LLC a 9.875% Convertible Promissory Note dated January 19, 2012 in the principal amount of $65,000 maturing on January 19, 2013. War Chest Capital Multi-Strategy Fund, LLC has the right, beginning 180 days after the issue date, to convert the accrued interest and principal under this note into common stock.  The amount of shares issued would be determined by the then fair market value of our shares multiplied by 60%.  We have the right to prepay the note without penalty.  In the event of default, the note will accrue interest at the rate equal to the lesser of (i) 15% per annum in addition to the Interest Rate or (ii) the highest rate permitted by law, per annum until all outstanding principal, interest and fees are repaid in full.

On March 2, 2012 we entered into a Securities Purchase Agreement with REVH2O LLC (the “REVH2O”) pursuant to which REVH2O agreed to purchase 4,166,667 units, consisting of common stock and warrants.  The transaction was completed on March 6, 2012.  The purchase price was $0.06 per unit for a total proceeds of $250,000. Each unit consists of one restricted share of our common stock and a warrant to purchase one-half share of our common stock.  The warrant has a term of three years from the closing date and is exercisable at a price of $0.17 per share.  REVH2O is an accredited investor with which we have a prior relationship.

During April 2012, we issued 5,011,590 shares of common stock for services to officers and directors. We relied on Section 4(2) of the Securities Act, as providing an exemption from registering the sale of these shares of common stock under the Securities Act

In April 2012, we entered into an agreement with Ascendiant Capital Group, LLC ("Ascendiant") for the sale of $550,000 of unsecured Convertible Debentures (the “Primary Debentures”) to accredited investors (the “Debenture Holders”) which bear an interest rate of 8% and are due to be repaid 18 months from the closing date.  The Debenture Holders received guaranteed interest on the original principal amount for a twelve-month period.  Ascendiant placed $200,000 of the Primary Debentures and we terminated the offering and the Primary Debentures were converted into common stock.

The Primary Debentures were convertible into our common stock during the forty-five days following the issue date at a floor price of $0.08, and from the issue date until September 28, 2012 at a conversion price of no more than $0.13, based on the average of the three lowest closing bid prices for the common stock during the ten consecutive trading days immediately preceding the conversion request. After this period the conversion price was to be 75% of the average of the three lowest closing bid prices for the common stock during the ten consecutive trading days immediately preceding the conversion request. We had the right to demand immediate conversion of the Primary Debentures or some part of them if, at any time prior to the maturity date, our common stock had, for any twenty consecutive trading-day period, reported a closing bid price of $0.40 per share or greater and reported daily trading volume of 300,000 shares or more.

At the time the Primary Debentures were issued, we issued a total of 2,700,000 warrants to the Debenture Holders, which can be exercised for a period of 3 years from the closing date at an exercise price of $0.10. To induce conversion, the Company issued an additional 2,300,000 warrants to the Debenture Holders which can be exercised for a period of 5 years after the date issued at an exercise price of $0.08 per share.

On May 17, 2012 we issued 214, 984 shares of common stock to warrant holder Mark M. Krist in a cashless exercise of a warrant.  As part of the transaction we cancelled 500,000 warrant shares.  On May 24, 2012 we issued 260,000 shares of common stock to warrant holder Thomas Leggiere in a cashless exercise of a warrant.  As part of the transaction we cancelled 500,000 warrant shares.  We relied on Section 3(a)(9) of the Securities Act as providing an exemption from registering the issuance of these shares of common stock under the Securities Act inasmuch as the conversion was made with our existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

On September 21, 2012 we issued a 6% Convertible Redeemable Note in the principal amount $100,000 to GEL Properties.  The note matures on September 21, 2013.  We have an optional right of redemption prior to maturity upon a five-day notice and payment of a 50% premium on the unpaid principal amount of the loan.  We paid fees of $6,000 in connection with the funding of this loan. In addition, we received a commitment in the form of a promissory note from GEL Properties pursuant to which it will provide us with funding of an additional $300,000, $100,000 of which will become available, on each of July 1, 2103, August 15, 2013 and October 1, 2013.  The conversion price for each share of common stock will be equal to 70% of the lowest closing bid price of the common stock for a period of five trading days, but no lower than $0.001 per share.

On September 29, 2012 we entered into a securities purchase agreement dated September 25, 2012 with several accredited investors (“Holders”) for the purchase and sale of $1,025,000 of our convertible notes (the “September 2012 Notes”) and warrants.   The September 2012 Notes bear interest at the rate of 10% per annum beginning as of September 25, 2012, and mature on June 25, 2013.  On the closing date, we paid to the Holders nine months of pre-paid interest on the original principal amount of the September 2012 Notes (based on the agreed nine-month term of the September 2012 Notes).

The September 2012 Notes are convertible at any time at the option of the Holders into our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04, and may not be lower than $0.02 per share.  We may redeem the September 2012 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the September 2012 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

We also issued warrants (“Warrants”) to the Holders for the purchase of up to 23,125,000 shares of Company common stock, pro rata in proportion to the amount invested, which can be exercised for a period of five years from the closing date, with a fixed exercise price of $0.08 per share.

We relied on Section 4(a)(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to a small number of accredited investors without any form of general solicitation.

On January 25, 2013 we entered into a securities purchase agreement dated January 25, 2013 with two accredited investors (“Holders”) for the purchase and sale of $140,000 of our convertible notes (the “January 2013 Notes”).   The January 2013 Notes bear interest at the rate of 10% per annum beginning as of January 25, 2013, and mature on September 30, 3014.

The January 2013 Notes are convertible at any time at the option of the Holders (subject to an increase in our Authorized common shares, or a Reverse Split of our existing Outstanding common shares with no change to its Authorized common shares) into shares of our common stock at a conversion price based on 80% of the average of the three lowest closing prices for the common stock during the ten consecutive trading days immediately preceding the conversion request, however the conversion price may not exceed $0.04 and may not be lower than $0.02 per share.  We may redeem the January 2013 Notes at any time prior to maturity with ten days’ prior notice to the Holders, and payment of a premium of 25% on the unpaid principal amount.  In addition the January 2013 Notes and related securities purchase agreement contain representations, warranties and covenants that are customary for financings of this type.

We relied on Section 4(a)(2) of the Securities Act of 1933, to make this offering in as much as the securities were issued to a small number of accredited investors without any form of general solicitation.

EXHIBITS

No.	Description

2.1	Agreement and Plan of Merger dated July 1, 2003 (1)
3.1	Amended and Restated Articles of Incorporation (1) & Certificate of Amendment to Articles of Incorporation. **
3.2	Bylaws (1)
5.1	Legal Opinion of Richardson & Patel LLP ***
10.1	Form of Convertible Debenture, dated as of June 18, 2007, issued by the registrant to certain investors. (2)
10.3	Form of Warrant, dated as of June 18, 2007, issued by the registrant to certain investors. (2)
10.4	Notice of Grant of Stock Option to David Ross (3)

10.5	Stock Option Agreement between the registrant and David Ross (3)
10.6	Notice of Grant of Stock Option to Rodney Anderson (3)
10.7	Stock Option Agreement between the registrant and Rodney Anderson (3)
10.8	Form of Securities Purchase Agreement for 12% Convertible Debentures (4)
10.9	Sionix Corporation 12% Convertible Debenture due July 29, 2008 (4)
10.10	Form of Common Stock Purchase Warrant dated July 29, 2008 (4)
10.11	Form of Unit Offering Securities Purchase Agreement (5)
10.12	Form of Common Stock Purchase Warrant (5)
10.13	Amended and Restated Promissory Notes with Calico Capital Management LLC, BRAX Capital LLC and Gene Salkind (6)
10.14	Second Amended and Restated Convertible Promissory Notes dated March 17, 2008 with Calico Capital Management LLC, BRAX Capital LLC and Gene Salkind (7)
10.15	Form of Subordinated 10% Debenture (8)
10.16	Form of Common Stock Purchase Warrant (8)
10.17	Consulting Agreement dated February 21, 2008 between the registrant and John H. Foster, Ph.D. (9)
10.18	Notice of Grant of Stock Option to John H. Foster (9)
10.19	Stock Option Agreement between the registrant and Dr. John H. Foster (9)
10.20	Notice of Grant of Stock Option (9)
10.21	Stock Option Agreement between the registrant and Dr. W. Richard Laton (9)
10.22	Waiver and Amendment #2 to Debenture dated August 23, 2011 between the registrant and Bernard Brogan (16)
10.23	Employment Agreement dated December 16, 2009 between the registrant and David R. Wells (10)
10.24	Form of Subordinated 10% Debenture (10)
10.25	Form of Common Stock Purchase Warrant (10)
10.26	Form of Securities Purchase Agreement entered into on December 13, 2010 (11)
10.27	Form of Warrant Agreement entered into on December 13, 2010 (11)
10.28	Employment Agreement effective January 1, 2011 between the registrant and David R. Wells (11)
10.29	Form of Securities Purchase Agreement entered into on April 6, 2011 (12)
10.30	Form of Warrant Agreement entered into on April 6, 2011 (12)
10.31	Supply Agreement dated May 3, 2010 with PERC Water Corporation (16)
10.32	Securities Purchase Agreement dated October 31, 2011 between the registrant and TCA Global Credit Master Fund, LP (13)
10.33	Senior Secured Redeemable Debenture issued on October 31, 2011 in favor of TCA Global Credit Master Fund, LP (13)
10.34	Security Agreement dated October 31, 2011 in favor of TCA Global Credit Master Fund, LP (13)
10.35	Pledge and Escrow Agreement dated October 31, 2011 among the registrant, TCA Global Credit Master Fund, LP and David Kahan, P.A. (13)
10.36	Form of Securities Purchase Agreement dated November 9, 2011 (13)
10.37	Form of Warrant to Purchase Common Stock dated November 9, 2011 (13)
10.37	Water Treatment Agreement dated February 21, 2012 between the registrant and McFall, Incorporated (14)
10.38	Securities Purchase Agreement dated March 2, 2012 between the registrant and REVH2O LLC (15)
10.39	Warrant for the purchase of common stock dated March 2, 2012 and issued to REVH2O LLC (15)
10.40	Form of Securities Purchase Agreement dated April 2012 for 8% Convertible Debenture and Warrant Financing (16)
10.41	Form of 8% Convertible Debenture (16)
10.42	Registration Rights Agreement in connection with 8% Convertible Debenture and Warrant Financing (16)
10.43	Form of Warrant in connection with 8% Convertible Debenture and Warrant Financing (16)
10.44	6% Convertible Redeemable Note dated September 21, 2012 issued to GEL Properties (16)
10.45	Form of Securities Purchase Agreement for 10% Convertible Promissory Notes (16)
10.46	Form of 10% Convertible Promissory Notes (16)
10.47	Form of Warrant issued together with 10% Convertible Promissory Notes (16)
10.48	Termination Agreement dated October 8, 2012 between the registrant and Ascendiant Capital Markets, LLC (16)
10.49	Securities Purchase Agreement dated March 12, 2012 between Williston Basin I, LLC and certain investors (16)

10.50	Offer of Position for Board of Directors to Kenneth Calligar dated July 31, 2012 (16)
10.51	Offer of Position for Board of Directors to Bernard Brogan dated July 31, 2012 (16)
10.52	Offer of Position for Board of Directors to Dr. Henry Sullivan dated October 23, 2012 (16)
21	Subsidiaries of the registrant*
23.1	Consent of Kabani & Company, LLC *
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)***
101.1INS	XBRL Instant Document**
101.1SCH	XBRL Taxonomy Extension Schema Document**
101.1CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.1DEF	XBRL Taxonomy Extension Definition Linkbase Document**
101.1LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.1PRE	XBRL Taxonomy Extension Presentation Linkbase Document**
________________

*Filed herewith.
** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.
*** To be filed by Amendment

(1)	Incorporated by reference to registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on July 15, 2003.
(3)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on October 23, 2008.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on July 30, 2008.
(5)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on May 29, 2008.
(6)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on January 28, 2008.
(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on March 24, 2008.
(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on March 3, 2008.
(9)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on February 25, 2008.
(10)	Incorporated by reference to the registrant’s Annual Report on Form 10-K, file no. 002-95626-D, filed with the Commission on January 13, 2010.
(11)	Incorporated by reference to the registrant's Registration Statement on Form S-1 filed with the Commission on March 10, 2011.
(12)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on April 8, 2011.
(13)	Incorporated by reference to the registrant’s Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on November 16, 2011.
(14)	Incorporated by reference to the registrant's Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on March 6, 2012.
(15)	Incorporated by reference to the registrant's Current Report on Form 8-K, file no. 002-95626-D, filed with the Commission on March 6, 2012.
(16)	Incorporated by reference to the registrant's Annual Report on Form 10-K, file no. 002-95626-D, filed with the Commission on December 31, 2012.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (b) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on February 8, 2013.

SIONIX CORPORATION

By:	/s/ Kenneth Calligar
Interim Chief Executive Officer (Principal Executive Officer)

By:	/s/ David R. Wells
David R. Wells
President and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Kenneth Calligar	Interim Chief Executive Officer and Director	February 8, 2013
Kenneth Calligar

/s/ David R. Wells	President, Chief Financial Officer and Director	February 8, 2013
David R. Wells

/s/ James W. Alexander	Director	February 8, 2013
James W. Alexander

/s/ Henry Sullivan	Director	February 8, 2013
Dr. Henry Sullivan